Exhibit 10.1

LOAN AGREEMENT
Dated as of March 1, 2006
Between
TRIZECHAHN ONE NY PLAZA LLC
as Borrower
and
GOLDMAN SACHS COMMERCIAL MORTGAGE CAPITAL and
LEHMAN BROTHERS BANK FSB
collectively, as Lender

TABLE OF CONTENTS

		Page
ARTICLE I

PRINCIPLES OF CONSTRUCTION

Section 1.1	Definitions	1
Section 1.2	Principles of Construction	20

ARTICLE II

THE LOAN

Section 2.1	The Loan	20
Section 2.2	Interest Rate	21
Section 2.3	Loan Payments	22
Section 2.4	Prepayments	23
Section 2.5	Defeasance	24
Section 2.6	Release on Payment in Full	27

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1	Borrower Representations	27
Section 3.2	Survival of Representations	38

	ARTICLE IV

	BORROWER COVENANTS

Section 4.1	Borrower Affirmative Covenants	38
Section 4.2	Borrower Negative Covenants	49

ARTICLE V

INSURANCE, CASUALTY AND CONDEMNATION.

Section 5.1	Insurance	51
Section 5.2	Casualty and Condemnation	57
Section 5.3	Delivery of Net Proceeds	58

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		Page
ARTICLE VI

RESERVE FUNDS

Section 6.1	Intentionally Omitted	62
Section 6.2	Tax Funds	62
Section 6.3	Insurance Funds	63
Section 6.4	Capital Expenditure Funds	64
Section 6.5	Rollover Funds	66
Section 6.6	Unfunded Obligations Account	68
Section 6.7	Release of Reserve Funds upon Termination of Cash Sweep Period	69
Section 6.8	Security Interest in Reserve Funds	69

ARTICLE VII

PROPERTY MANAGEMENT.

Section 7.1	The Management Agreement	70
Section 7.2	Prohibition Against Termination or Modification	70
Section 7.3	Replacement of Manager	71

ARTICLE VIII

TRANSFERS

Section 8.1	Transfer or Encumbrance of Property	71
Section 8.2	Transfer of Equity Interests	73

ARTICLE IX

SALE AND SECURITIZATION OF MORTGAGE

Section 9.1	Sale of Mortgage and Securitization	74
Section 9.2	Securitization Indemnification	77
Section 9.3	Mezzanine Loans	79

ARTICLE X

DEFAULTS

Section 10.1	Event of Default	80
Section 10.2	Remedies	82
Section 10.3	Right to Cure Defaults	83
Section 10.4	Remedies Cumulative	84

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SCHEDULES

Schedule I	—	Rent Roll
Schedule II	—	Form of Qualified Guaranty
Schedule III	—	Organizational Chart
Schedule IV	—	Form of Subordination, Non-Disturbance and Attornment Agreement
Schedule V	—	Amortization Schedule
Schedule VI	—	Unfunded Obligations
Schedule VII	—	Form of Subordination of Management Agreement
Schedule VII	—	Form of Alteration Indemnity

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LOAN AGREEMENT
     THIS LOAN AGREEMENT, dated as of March 1, 2006 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), by and between GOLDMAN SACHS COMMERCIAL MORTGAGE CAPITAL, a Delaware limited partnership, having an address at 85 Broad Street, New York, New York 10004 (“Goldman”) and LEHMAN BROTHERS BANK FSB, a federal stock savings bank, having an address at 1000 West Street, Suite 200, Wilmington, Delaware 19801 (“Lehman”; and together with Goldman, collectively, “Lender”), and TRIZECHAHN ONE NY PLAZA LLC, a Delaware limited liability company, having an address at 10 South Riverside Plaza, Suite 1100 Chicago, Illinois 60606 (“Borrower”).
     All capitalized terms used herein shall have the respective meanings set forth in Article I hereof.
WITNESSETH:
     WHEREAS, Borrower desires to obtain the Loan from Lender; and
     WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the conditions and terms of this Agreement and the other Loan Documents.
     NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:
ARTICLE I
PRINCIPLES OF CONSTRUCTION
     Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided:
     “Acceptable Indemnitor” shall mean a Qualified Equityholder, provided, that such indemnitor has a minimum cash liquidity capacity on its balance sheet equal to 2:1 of the amount being guaranteed.
     “Access Laws” shall have the meaning set forth in Section 4.1.16(a).
     “Actual Debt Service Coverage Ratio” shall mean a ratio for the applicable period in which:
     (a) the numerator is the Actual Net Cash Flow for such period as set forth in the financial statements required in accordance with this Agreement; and

     (b) the denominator is the aggregate amount of principal and interest due and payable on the Loan for such period.
     “Actual Net Cash Flow” shall mean, for any period, the amount obtained by subtracting Actual Operating Expenses for such period from Gross Income from Operations for such period; provided, however, that for purposes of determining whether or not a NOI Trigger Event has occurred (a) the Rents from the Property will be annualized based upon Leases in existence as of the date immediately following the applicable Actual NOI Determination Date, based upon the rent roll delivered to Lender by Borrower under Section 4.16 hereof and (b) Actual Operating Expenses and Gross Income from Operations (other than Rents) will each be based upon the trailing 12-month period preceding the Actual NOI Determination Date.
     “Actual NOI Determination Date” shall mean the last day of each calendar quarter that Lender determines the Actual Net Cash Flow in accordance with this Agreement.
     “Actual Operating Expenses” shall mean for any period, the total of all costs and expenses, computed in accordance with GAAP, of whatever kind during such period relating to the operation, maintenance and management of the Property that are actually incurred, including without limitation, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, management fees (if any), payroll and related taxes, computer processing charges, operational equipment, lease payments, “bad debt” expenses and other similar costs, but excluding depreciation, tenant improvements and leasing commissions, Debt Service, Capital Expenditures, and contributions to the Capital Expenditure Funds, the Tax Funds, Insurance Funds, the Rollover Funds and any other reserves required under the Loan Documents.
     “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, owns more than forty percent (40%) of, is in Control of, is Controlled by or is under common ownership or Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.
     “ALTA” shall mean American Land Title Association, or any successor thereto.
     “Alteration Final Notice” shall have the meaning specified in Section 4.1.10(b).
     “Alteration Indemnity” shall mean an indemnity agreement in the form attached hereto as Schedule VIII from an Acceptable Indemnitor and otherwise satisfying the requirements of Section 4.1.10.
     “Alteration Request” shall have the meaning specified in Section 4.1.10(b).
     “Alteration Response” shall have the meaning specified in Section 4.1.10(b).
     “Alteration Threshold” shall mean Twenty Million and No/100 Dollars ($20,000,000.00).

     “Annual Budget” shall mean the operating and capital budget for the Property setting forth Borrower’s good faith estimate of Gross Income from Operations, Operating Expenses, and Capital Expenditures for the applicable Fiscal Year.
     “Appraisal” shall mean an appraisal of the Property in its then “as is” condition, prepared not more than ninety (90) days prior to the Closing Date (or other relevant date with respect to an updated Appraisal or an Appraisal with respect to the Property) by a member of the American Institute of Real Estate Appraisers selected by Lender, which appraisal (i) shall meet the minimum appraisal standards for national banks promulgated by the Comptroller of the Currency pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended (FIRREA), and (ii) otherwise shall be in both form and substance satisfactory to Lender in its sole and absolute discretion.
     “Approved Annual Budget” shall have the meaning set forth in Section 4.1.6(i).
     “Approved Bank” shall mean a bank or other financial institution which has a minimum long term unsecured debt rating of at least (a) ”AA” by S&P and Fitch and “Aa2” by Moody’s for any Qualified Letter of Credit issued in an amount equal to or greater than $20,000,000 and (b) ”A” by S&P and Fitch and “A2” by Moody’s for any Qualified Letter of Credit issued in an amount less than $20,000,000.
     “Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Assignment of Management Agreement” shall mean that any Assignment of Management Agreement and Subordination of Management Fees in the form attached hereto as Schedule VII to be entered into any time after the date hereof among Borrower, Manager and Lender in accordance with the provisions of Section 7.2 hereof, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.
     “Bankruptcy Action” shall mean with respect to any Person (i) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (ii) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (iii) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (iv) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Property or (v) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.
     “Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.
     “Basic Carrying Costs” shall mean the sum of the following costs associated with the Property for the relevant Fiscal Year or payment period: (i) Taxes and (ii) Insurance Premiums.
     “Borrower” shall mean Trizechahn One NY Plaza LLC, a Delaware limited liability company together with its permitted successors and permitted assigns.
     “Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in (i) the State of New York, (ii) the state where the corporate trust office of the Trustee is located, or (iii) the state where the servicing offices of the Servicer are located.
     “Capital Expenditures” shall mean, for any period, amounts expended for repairs, replacements and alterations to the Property and required to be capitalized according to GAAP.
     “Capital Expenditure Funds” shall have the meaning set forth in Section 6.4.1.
     “Capital Expenditures Work” shall mean any labor performed or materials installed in connection with any Capital Expenditure.
     “Cash Management Agreement” shall mean that certain Cash Management Agreement of even date herewith between Lender and Borrower.
     “Cash Sweep Cure” shall mean any one of the following: (a) if the Cash Sweep Event is caused solely by the occurrence of the Event of Default that such Event of Default has been cured or no longer exists or has been waived in writing by Lender or (b) if the Cash Sweep Event is caused solely by the occurrence of a NOI Trigger Event (defined below), the Actual Net Cash Flow for two (2) consecutive calendar quarters is equal to or greater than $35,000,000.00, as set forth in the financial statements required under this Agreement; provided, that, no new Cash Sweep Event shall have occurred and be continuing under this Agreement.
     “Cash Sweep Event” shall mean any one of the following: (a) the occurrence of an Event of Default or (b) as of any Actual NOI Determination Date, the Actual Net Cash Flow, as determined in the manner described in the definition of Actual Net Cash Flow is less than $35,000,000.00 (a “NOI Trigger Event”).
     “Cash Sweep Period” shall mean the period from and after a Cash Sweep Event until a Cash Sweep Cure has occurred.

     “Casualty” shall mean the occurrence of any casualty, damage or injury, by fire or otherwise, to the Property or any part thereof.
     “Casualty Consultant” shall have the meaning set forth in Section 5.3.2(c).
     “Casualty Retainage” shall have the meaning set forth in Section 5.3.2(d).
     “Chilled Water Agreement” shall mean that certain Chilled Water Agreement dated as of July 1, 1974 by and among New York Plaza Building Company, American Express Company and Chase and recorded in the Office of the City Register, New York County on July 2, 1974 in Reel 318, Page 432, as modified by (i) that certain Assignment of Chilled Water Agreement dated as of March 7, 1983 from American Express International Banking Corporation to Olympia & York 125 Broad Street Company and recorded in the Office of the City Register, New York County on June 17, 1983 in Reel 695, Page 1316, (ii) that certain Assignment and Assumption of Chilled Water Agreement dated October 19, 1989 between New York Plaza Building Company and Chase, and (iii) that certain Assignment and Assumption of Chilled Water Agreement dated as of April 30, 1999.
     “Clearing Account” shall mean that certain collection account established by Borrower with Clearing Account Bank into which Borrower shall cause all Rents to be deposited in accordance with the terms and conditions of the Clearing Account Agreement.
     “Clearing Account Agreement” shall mean that certain Multi-Party Agreement Relating to Lockbox Services dated as of the date hereof, among Borrower, Lender and Clearing Account Bank.
     “Clearing Account Bank” shall mean JPMorgan Chase Bank, a New York banking corporation together with its permitted successors and assigns.
     “Closing Date” shall mean the date of funding the Loan.
     “Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
     “Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.
     “Condominium Assessments” shall mean all Common Charges and Unit Expenses (as such terms are defined in the Declaration) and all other assessments for common charges against any of the Condominium Units.
     “Condominium Documents” shall mean the Declaration, the By-Laws attached thereto, and all other constituent documents establishing or governing the condominium regime at the Property.

     “Condominium Unit” shall have the meaning set forth in the Mortgage.
     “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “ Controlling” shall have correlative meanings.
     “Debt” shall mean the outstanding principal amount of the Loan together with all interest accrued and unpaid thereon and all other sums (including any Yield Maintenance Premium payable pursuant to the terms of this Agreement) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage, the Environmental Indemnity or any other Loan Document.
     “Debt Service” shall mean, with respect to any particular period of time, scheduled principal (as applicable) and interest payments under the Note.
     “Declaration” shall mean that certain Declaration dated as of February 16, 1993 and recorded in the Office of the City Register, New York County, on March 4, 1993 in Reel 1951, Page 758, as amended by that certain First Amendment to Declaration of Condominium dated as of March 29, 1993 and recorded in the Office of the City Register, New York County, on May 5, 1993 in Reel 1968, Page 539, and as amended by that certain Second Amendment to Declaration of Condominium dated as of April 30, 1999, as the same may be further amended from time to time.
     “Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.
     “Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the maximum rate permitted by applicable law, or (ii) five percent (5%) above the Interest Rate.
     “Defeasance Collateral” shall mean U.S. Obligations, which provide payments (i) on or prior to, but as close as possible to, the Business Day immediately preceding all Monthly Payment Dates and other scheduled payment dates, if any, under the Note after the Defeasance Date and up to and including the Permitted Prepayment Date, and (ii) in amounts equal to or greater than the Scheduled Defeasance Payments relating to such Monthly Payment Dates and other scheduled payment dates.
     “Defeasance Collateral Account” shall have the meaning set forth in Section 2.5.3.
     “Defeasance Date” shall have the meaning set forth in Section 2.5.1(a)(i).
     “Defeasance Event” shall have the meaning set forth in Section 2.5.1(a).
     “Disclosure Document” shall have the meaning set forth in Section 9.2(a).

     “East River Franchise Agreement” shall mean that certain New York City Revocable Consent Agreement regarding, among other things, the use and maintenance of pipes and equipment in connection with the intake and discharge of water from the East River.
     “Eligible Account” shall mean an identifiable account separate from all other funds held by the holding institution that is either (i) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (ii) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.
     “Eligible Institution” shall mean a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P and P-1 by Moody’s or F-1+ by Fitch in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s.
     “Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower in connection with the Loan for the benefit of Lender.
     “Environmental Report” shall mean that certain Phase I Environmental Assessment of One New York Plaza, dated as of February 22, 2006, prepared by EMG in connection with the making of the Loan.
     “Equipment” shall have the meaning set forth in the granting clause of the Mortgage.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “Event of Default” shall have the meaning set forth in Section 10.1.
     “Exchange Act” shall have the meaning set forth in Section 9.2(a).
     “Exchange Act Filing” shall have the meaning set forth in Section 9.1(c)(vi).
     “Executive Order” shall have the meaning set forth in the definition of “Prohibited Person”.
     “Fiscal Year” shall mean each twelve month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

     “Fitch” shall mean Fitch, Inc.
     “GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.
     “Goldman Lease” shall mean Lease dated April 5, 1994 between Borrower and Goldman Tenant, as the same is in effect on the date hereof and as amended, restated or modified in accordance with the terms of this Agreement.
     “Goldman Note” shall mean that certain Promissory Note, dated the date hereof, made by Borrower to Goldman in the original principal amount of Two Hundred Million and No/100 Dollars ($200,000,000.00).
     “Goldman Reserve Funds” shall have the meaning set forth in Section 6.5.1.
     “Goldman Tenant” shall mean The Goldman Sachs Group, Inc.
     “Governmental Authority” shall mean any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.
     “Gross Income from Operations” shall mean, for any period, all revenues, computed in accordance with GAAP (excluding straight lining of Rents and items of “Extraordinary Gain” as determined in accordance with GAAP), derived from the ownership and operation of the Property from whatever source during such period, including, but not limited to, Rents and income under the Chilled Water Agreement, service fees or charges, license fees, parking fees and other pass-through or reimbursements paid by tenants under the Leases of any nature, but excluding rent concessions or credits, rent abatements, sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, Net Proceeds (other than from business interruption or other loss of income insurance and Awards for temporary takings), and any disbursements to Borrower from the Tax Funds, Insurance Funds, the Capital Expenditure Funds, the Rollover Funds, or any other escrow fund established by the Loan Documents.
     “Ground Lease” shall mean that certain Lease dated as of December 31, 1966 between Sol G. Atlas and John P. McGrath, as lessor, and New York Plaza Building Company, as lessee, a memorandum of which was recorded in the Office of the City Register, New York County, on April 18, 1967 in Record Liber 172, Page 10, as modified by (i) that certain Agreement Modifying Lease dated June 14, 1968, a memorandum of which was recorded in the Office of the City Register, New York County, on July 2, 1968 in Record Liber 323, Page 162, (ii) that certain Assignment and Assumption of Ground Lease dated October 19, 1989 and recorded in the Office of the City Register, New York County, on October 24, 1989 in Reel 1631, Page 1561, (iii) that certain Amendment to Ground Lease dated April 30, 1993, a memorandum of which was recorded in the Office of the City Register, New York County, on May 5, 1993 in Reel 1968, Page 547, (iv) that certain Second Amendment to Ground Lease dated as of January 3, 1995 and recorded in the Office of the City Register, New York County, on January 31, 1995 in Reel 2179, Page 397, (v) that certain Assignment and Assumption of Ground Lease dated as of April 30, 1999, and recorded on May 6, 1999 in Reel 2870, Page 1291 in the Office of the City Register, New York County, and (vi) that certain Third Amendment to Ground Lease dated as of April 30, 1999, a memorandum of which was recorded on May 6, 1999 in Reel 2870, Page 1338 in the Office of the City Register, New York County, and all estates, privileges and rights of Borrower as both lessee and lessor thereunder
     “Improvements” shall have the meaning set forth in the granting clause of the Mortgage.
     “Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, and (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.
     “Indemnified Liabilities” shall have the meaning set forth in Section 11.13(b).
     “Independent Manager” shall have the meaning set forth in Section 3.1.24(p).
     “Insolvency Opinion” shall mean that certain bankruptcy nonconsolidation opinion letter, dated the date hereof, rendered by DLA Piper Rudnick Gray Cary US LLP in connection with the Loan.
     “Insurance Funds” shall have the meaning set forth in Section 6.3.1.
     “Insurance Premiums” shall have the meaning set forth in Section 5.1.1(b).
     “Interest Rate” shall mean 5.4995%.
     “Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which Borrower or any of its predecessors in interest grants or has granted to any Person a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

     “Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower or the Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.
     “Lehman Note” shall mean collectively, the Lehman Note A-1 and the Lehman Note A-2.
     “Lehman Note A-1” shall mean that certain Promissory Note, dated the date hereof, made by Borrower to Lehman in the original amount of One Hundred Eighty Million and No/100 Dollars ($180,000,000.00).
     “Lehman Note A-2” shall mean that certain Promissory Note, dated the date hereof, made by Borrower to Lehman in the original amount of Twenty Million and No/100 Dollars ($20,000,000.00).
     “Lender” shall mean, collectively, Goldman Sachs Commercial Mortgage Capital, a Delaware limited partnership, and Lehman Brothers Bank FSB, a federal stock savings bank, together with their respective successors and assigns.
     “Lender Group” shall have the meaning set forth in Section 9.2(b).
     “Lender Indemnitees” shall have the meaning set forth in Section 11.13(b).
     “Letter of Credit” shall mean an irrevocable, unconditional, transferable (without cost or fee), clean sight draft letter of credit acceptable to Lender and the Rating Agencies (either an evergreen letter of credit or one which does not expire until at least thirty (30) Business Days after the Maturity Date) in favor of Lender and entitling Lender to draw thereon in New York, New York, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution. If at any time the bank issuing any such Letter of Credit shall cease to be an Eligible Institution, Lender shall have the right immediately to draw down the same in full and hold the proceeds of such draw in accordance with the applicable provisions hereof.
     “Liabilities” shall have the meaning set forth in Section 9.2(b).
     “Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting the Property or any portion thereof or Borrower, or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

     “Loan” shall mean the loan in the original principal amount of Four Hundred Million and No/100 Dollars ($400,000,000.00) made by Lender to Borrower pursuant to this Agreement evidenced by the Note and secured by the Mortgage, together with all sums due or to become due thereunder.
     “Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Assignment of Leases, the Cash Management Agreement, the Clearing Account Agreement, the Environmental Indemnity and any other document pertaining to the Property as well as all other documents now or hereafter executed and/or delivered in connection with the Loan.
     “Loan-to-Value Ratio” shall mean the ratio, as of a particular date, in which the numerator is equal to the outstanding principal balance of the Debt and the denominator is equal to the appraised value of the Property as determined by an appraisal prepared in accordance with the requirements for the Appraisal.
     “Major Lease” shall mean any Lease (i) demising 200,000 square feet or more at the Property, (ii) made with a Tenant that is a Tenant under another Lease at the Property, if the Leases together cover 200,000 square feet or more at the Property (assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such lease, is expected to cover more than 200,000 rentable square feet), (iii) containing an option or preferential right to purchase all or any portion of the Property, (iv) with an Affiliate of Borrower or (v) entered into during the continuance of an Event of Default.
     “Management Agreement” shall mean any management agreement with respect to the Property entered into by Borrower in accordance with the terms and conditions of the Loan Documents pursuant to which the Manager is to provide management and other services with respect to the Property.
     “Manager” shall mean any manager of the Property approved in accordance with the terms and conditions of the Loan Documents.
     “Material Adverse Effect” shall mean any material adverse effect upon (i) the business operations, economic performance or financial condition of Borrower or the Property, (ii) the ability of Borrower to perform, in all material respects, its obligations under each of the Loan Documents or (iii) the enforceability or validity of any Loan Document, the perfection or priority of any Lien created under any Loan Document or the remedies of the Lender under any Loan Document.
     “Material Agreements” shall mean each contract and agreement relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Property, (other than the Management Agreement, the Leases and cleaning and security service contracts) which (i) require Borrower to pay more than $2,000,000 per annum and (ii) has a term that exceeds one year, and cannot be terminated by Borrower without cause upon 90 days’ notice or less without payment of a termination fee.
     “Material Alteration” shall have the meaning set forth in Section 4.1.10.

     “Maturity Date” shall mean March 6, 2016 or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.
     “Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
     “Minimum Disbursement Amount” shall mean Twenty-Five Thousand and No/100 Dollars ($25,000).
     “Monthly Debt Service Payment Amount” shall mean from the first Monthly Payment Date through and including April 6, 2009 a monthly payment of interest only and thereafter a constant monthly payment of $2,456,230.53 as more particularly described on Schedule V attached hereto.
     “Monthly Payment Date” shall mean the sixth (6th) day of every calendar month occurring during the term of the Loan, provided, however, that, prior to a Securitization, Lender shall have the right to change the Monthly Payment Date to any other day (or such other day of a calendar month selected by Lender, in its sole and absolute discretion, to collect debt service payments under loans which it makes and securitizes) upon at least ten (10) days prior written notice to Borrower (in which event such change shall then be deemed effective) and, if requested by Lender, Borrower shall promptly execute an amendment to this Agreement to evidence such change.
     “Moody’s” shall mean Moody’s Investors Service, Inc.
     “Mortgage” shall mean that certain first priority Consolidated, Amended and Restated Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Net Proceeds” shall mean: (i) the net amount of all insurance proceeds payable as a result of a Casualty to the Property, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such insurance proceeds, or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Award.
     “Net Proceeds Deficiency” shall have the meaning set forth in Section 5.3.2(f).
     “New Mezzanine Borrower” shall have the meaning set forth in Section 9.3.
     “New Mezzanine Loan” shall have the meaning set forth in Section 9.3.

     “Non-Material Lease Modification” shall mean with respect to a Major Lease, any modification or amendment thereto which (i) does not reduce the rental rate payable thereunder or adversely affect in any manner any of the other economic terms thereunder, (ii) does not shorten the term of such Major Lease, (iii) does not involve the expansion or addition of more than 200,000 square feet of space to such Major Lease, and (iv) does not otherwise have a material adverse effect with respect to such Major Lease.
     “Note” shall mean, collectively the Goldman Note and the Lehman Note.
     “Notice” shall have the meaning set forth in Section 11.6.
     “Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized officer of Borrower.
     “Operating Agreements” shall mean any material covenants, restrictions or agreements of record relating to the construction, operation or use of the Property.
     “Other Charges” shall mean all Condominium Assessments, ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.
     “Patriot Act” shall mean collectively all laws of the United States federal government relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107 56).
     “Permitted Encumbrances” shall mean, collectively, (i) the Liens and security interests created by the Loan Documents, (ii) all Liens, encumbrances and other matters expressly set forth in the Title Insurance Policy, (iii) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, (iv) mechanics’, materialmen’s or similar Liens for delinquent taxes, if being contested by Borrower in accordance with the terms of this Agreement, (v) Liens on personal property securing financing leases, (vi) rights of tenants, as tenants only, under Leases in existence on the Closing Date and any Leases entered into thereafter in accordance with the requirements of this Agreement, (vii) the Ground Lease, (viii) easements, rights-of-way, restrictions, minor encroachments, or other similar encumbrances not impairing the marketability of the Property and not interfering with the use of the Property for uses permitted under this Agreement or in the ordinary conduct of the business of Borrower, and (ix) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s reasonable discretion.
     “Permitted Investments” shall have the meaning set forth in the Cash Management Agreement.
     “Permitted Prepayment Date” shall have the meaning set forth in Section 2.4.1.

     “Permitted Transfer” shall have the meaning set forth in Section 8.2.
     “Permitted Transferee” shall mean a Qualified Equityholder (i) which is not, and the principals of which are not, (a) in default on any indebtedness or loan from Lender, (b) the subject of any Bankruptcy Action, (c) the subject of any criminal charges or proceedings which is deemed significant as reasonably determined by Lender, (d) involved, or whose parent or Affiliates are involved, in litigation which would impair its ability to own, manage or lease the Property as reasonably determined by Lender, (e) on any list maintained by the Office of Foreign Assets Control or (f) in violation of the Patriot Act, (ii) that qualifies as a single purpose, bankruptcy remote entity under criteria established by the Rating Agencies; and (iii) whose counsel has delivered to Lender a non-consolidation opinion reasonably acceptable to Lender and acceptable to the Rating Agencies in their sole discretion.
     “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
     “Policy” shall have the meaning specified in Section 5.1.1(b).
     “Principal” shall mean, TH One NY Plaza LLC, a Delaware limited liability company.
     “Prohibited Person” shall mean any Person:
     (a) listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);
     (b) that is owned or Controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of the Executive Order;
     (c) with whom Lender is prohibited from dealing or otherwise engaging in any transaction by the Patriot Act;
     (d) who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;
     (e) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or at any replacement website or other replacement official publication of such list; or
     (f) who is an Affiliate of a Person listed above.

     “Property” shall mean the parcel of real property, the Improvements thereon and all personal property owned by Borrower and encumbered, from time to time, by the Mortgage, together with all rights of Borrower pertaining to such property and Improvements, all as more particularly described in the granting clauses of the Mortgage.
     “Property Condition Report” shall mean that certain Property Condition Assessment, dated as of February 22, 2006, prepared by EMG in connection with the making of the Loan.
     “Proposed Alterations” shall have the meaning specified in Section 4.1.10(b).
     “Qualified Equityholder” shall mean (i) TPI, THL or THO and (ii) any bank, savings and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund, pension advisory firm, mutual fund, government entity or plan, real estate company, investment fund or institution substantially similar to any of the foregoing, provided in each case that such institution or its wholly-owned Affiliates have total assets (in name or under management) in excess of $2,000,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity in excess of $1,000,000,000, in each case excluding the Property, and is regularly engaged in the business of owning and operating properties similar to the Property in major metropolitan areas, and (iii) any entity with respect to which Rating Agency Confirmation is received.
     “Qualified Guaranty” shall have the meaning set forth in Section 6.5.
     “Qualified Letter of Credit” means a clean, irrevocable, unconditional, transferable sight draft letter of credit (either an evergreen letter of credit or a letter of credit which does not expire until at least ten (10) Business Days after the Maturity Date or such other date reasonably acceptable to Lender) in form reasonably satisfactory to Lender with respect to which Borrower has no reimbursement obligation, in favor of Lender and entitling Lender to draw thereon in New York, New York, based solely on a statement executed by an officer of Lender stating that it has the right to draw thereon, issued by a domestic Approved Bank or the U.S. agency or branch of a foreign Approved Bank, or if there is no domestic Approved Bank or U.S. agencies or branches of a foreign Approved Bank then issuing letters of credit, then such letter of credit may be issued by a domestic bank, the long term unsecured debt rating of which is the highest such rating then given by the Rating Agencies to a domestic commercial bank. The following terms and conditions shall apply to each Qualified Letter of Credit:
     (a) Each such Qualified Letter of Credit shall expressly provide that partial draws are permitted thereunder.
     (b) Each such Qualified Letter of Credit shall expressly provide that it is freely transferable to any successor or assign of Lender.
     (c) Lender shall be entitled to draw on any Qualified Letter of Credit immediately and without further notice (i) upon the occurrence and during the continuance of any Event of Default, (ii) if such Letter of Credit shall not have been automatically renewed in accordance with the evergreen provisions thereof not less than thirty days prior to the expiration of such Qualified Letter of Credit (including any renewal or extension thereof) and Borrower shall not have delivered to Lender, no less than 30 days prior to the expiration date of such Qualified Letter of Credit (including any renewal or extension thereof), a renewal or extension of such Qualified Letter of Credit or a replacement Qualified Letter of Credit for a term of not less than one year (or through the date that is ten (10) Business Days beyond the Maturity Date, whichever is earlier), or (iii) if the credit rating of the issuing bank falls below the ratings set forth in definition Approved Bank and Borrower fails to satisfy its obligations under Section 6.5.1.
     “Qualified Manager” shall mean any of the following provided such Person is not the subject of any Bankruptcy Action: (a) any Trizec Affiliate or (b) a reputable and experienced professional management organization which manages, together with its Affiliates, exclusive of the Property, at least 6,000,000 square feet of office buildings comparable to the Property 3,000,000 square feet of which shall be with respect to office buildings comparable to the Property located in New York City on a national basis; provided, however, that Borrower shall have delivered to Lender (i) in the case of (b) above, a Rating Agency Confirmation (or, if a Securitization shall not have occurred and notwithstanding Section 7.2 hereof, Borrower shall have obtained the prior written consent of Lender not to be unreasonably withheld or delayed) and (ii) in the case of (a) above, a new and/or updated Insolvency Opinion which shall be in form, scope and substance reasonably acceptable in all respects to Lender and acceptable in all respects to the Rating Agencies.
     “Rating Agencies” shall mean, prior to the final Securitization of the Loan, each of S&P, Moody’s and Fitch, or any other nationally-recognized statistical rating agency which has been designated by Lender and, after the final Securitization of the Loan, shall mean any of the foregoing that have rated any of the Securities.
     “Rating Agency Confirmation” shall mean a written affirmation from each of the Rating Agencies that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.
     “Registration Statement” shall have the meaning set forth in Section 9.2(b).
     “Regulation AB” has the meaning set forth in Section 9.1(c) hereof.
     “Related Loan” has the meaning set forth in Section 9.1(c) hereof.
     “Related Property” has the meaning set forth in Section 9.1(c) hereof.
     “Release Date” shall mean the earlier to occur of (i) the third (3rd) anniversary of the Closing Date and (ii) the date that is two (2) years from the “startup day” (within the meaning of Section 860G(a)(9) of the Code) of the REMIC Trust established in connection with the last Securitization involving any portion of this Loan.

     “REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.
     “Rents” shall mean all rents (including, without limitation, percentage rents), rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to the Property, and proceeds, if any, from business interruption or other loss of income insurance.
     “Reserve Funds” shall mean, collectively, the Capital Expenditure Funds, the Insurance Funds, the Tax Funds, the Unassessed Tax Funds, the Rollover Funds, the Goldman Reserve Funds, the Wachovia Reserve Funds and the Unfunded Obligations Funds.
     “Restoration” shall have the meaning set forth in Section 5.2.1.
     “Restoration Threshold” shall mean Twenty Million and No/100 Dollars ($20,000,000).
     “Rollover Funds” shall have the meaning set forth in Section 6.5.1.
     “S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
     “Scheduled Defeasance Payments” shall mean all scheduled payments of interest and principal under the Note for all Monthly Payment Dates occurring after the Defeasance Date and up to and including the Permitted Prepayment Date (including, the outstanding principal balance on the Note as of the Permitted Prepayment Date).
     “Secondary Market Transaction” shall have the meaning set forth in Section 9.1(a).
     “Securities” shall have the meaning set forth in Section 9.1(a).
     “Securities Act” shall have the meaning set forth in Section 9.2(a).
     “Securitization” shall have the meaning set forth in Section 9.1(a).
     “Security Agreement” shall mean a security agreement in form and substance that would be satisfactory to a prudent lender pursuant to which Borrower grants Lender a perfected, first priority security interest in the Defeasance Collateral.
     “Servicer” shall have the meaning set forth in Section 11.24(a).
     “Servicing Agreement” shall have the meaning set forth in Section 11.24(a).

     “Severed Loan Documents” shall have the meaning set forth in Section 10.2(c).
     “Significant Obligor” has the meaning set forth in Section 9.1(c) hereof.
     “SPC Party” shall have the meaning set forth in Section 3.1.24(o).
     “Specified Decisions” shall mean, with respect to the Borrower or any SPC Party, decisions to (a) refinance, (b) amend the organizational documents of Borrower or any SPC Party, (c) alter voting rights of the owners of the Borrower or any SPC Party, (d) merge with, consolidate with or acquire another entity, (e) transfer ownership interests in such Person, (f) dissolve, (g) reorganize or change or remove a managing member or general partner of such Person, as applicable, or (h) similar decisions affecting such Person, as reasonably determined by Lender; provided, however, in no event shall any decision with respect to the day-to-day control, operation and/or management of Borrower or the Property be deemed to constitute a Specified Decision for purposes hereof.
     “Standard Statements” shall have the meaning set forth in Section 9.1(c)(i).
     “State” shall mean the State or Commonwealth in which the Property or any part thereof is located.
     “Successor Borrower” shall have the meaning set forth in Section 2.5.4.
     “Survey” shall mean a land survey for the Property, certified to the title company and Lender and its successors and assigns, in form and content reasonably satisfactory to Lender.
     “Tax Funds” shall have the meaning set forth in Section 6.2.1.
     “Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof, together with all interest and penalties thereon.
     “Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of the Property.
     “Terrorism Losses” shall be those types of losses which result from perils of terrorism and acts of terrorism as are currently “certified” under TRIA whether or not TRIA is in effect excluding losses for nuclear, biological or chemical acts.
     “Terrorism Premium Limit” shall mean an annual Insurance Premium equal to $1,300,000.00.
     “THL” shall mean Trizec Holdings, LLC or any successor thereto by merger, conversion, consolidation, reorganization or other form of business combination.
     “THO” shall mean Trizec Holdings Operating LLC, or any successor thereto by merger, conversion, consolidation, reorganization or other form of business combination.

     “Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy in the form reasonably acceptable to Lender issued with respect to the Property and insuring the lien of the Mortgage together with such endorsements and affirmative coverages as Lender may reasonably require.
     “TPI” shall mean Trizec Properties, Inc. or any successor thereto by merger, conversion, consolidation, reorganization or other form of business combination.
     “Transferee” shall have the meaning set forth in Section 8.1.1(f)(iii) .
     “TRIA” shall mean the Terrorism Risk Insurance Act of 2002, as amended, or similar Federal statute.
     “Trizec Affiliate” shall mean (a) THL, (b) TPI, (c) THO or (d) any entity which directly or indirectly has Control over, is Controlled by or is under common Control with THL, TPI or THO.
     “Trustee” shall mean any trustee holding the Loan in a Securitization.
     “UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.
     “Unassessed Tax Funds” has the meaning set forth in Section 6.2.2 hereof
     “Unassessed Property” has the meaning set forth in Section 6.2.2 hereof
     “Unfunded Obligations” means the items described in Schedule VI.
     “Unfunded Obligations Account” has the meaning set forth in Section 6.6 hereof.
     “Unfunded Obligations Amount” means $14,926,487.50.
     “Unfunded Obligations Funds” has the meaning set forth in Section 6.6 hereof.
     “Underwriter Group” shall have the meaning set forth in Section 9.2(b).
     “Updated Information” shall have the meaning set forth in Section 9.1(b)(i).
     “U.S. Obligations” shall mean non redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, (b) other non-callable “government securities” as defined in Treasury Regulations Section 1.860G-2(a)(8)(i), as amended which will not result in a reduction, downgrade or withdrawal of the ratings for the Securities or any class thereof issued in connection with a Security and which are then outstanding or (c) other instruments, which if a Securitization has occurred, the REMIC Trust formed pursuant to such Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code and which will not result in a reduction, downgrade or withdrawal of the ratings for the

Securities or any class thereof issued in connection with a Security and which are then outstanding.
     “Wachovia” shall mean Wachovia Securities Financial Holdings, LLC.
     “Wachovia Lease” shall mean Lease dated March 29, 1993 between Borrower and Wachovia, as the same is in effect on the date hereof and as amended, restated or modified in accordance with the terms of this Agreement.
     “Wachovia Reserve Funds” shall have the meaning set forth in Section 6.5.1.
     “Yield Maintenance Premium” shall mean an amount equal to the greater of: (i) three percent (3%) of the principal amount of the Loan being prepaid and (ii) the present value as of the Prepayment Date of the Calculated Payments from the Prepayment Date through the Permitted Prepayment Date determined by discounting such payments at the Discount Rate. As used in this definition, the term “Prepayment Date” shall mean the date on which prepayment is made. As used in this definition, the term “Calculated Payments” shall mean the monthly payments of interest only which would be due based on the principal amount of the Loan being prepaid on the Prepayment Date and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (y) the Interest Rate and (z) the Yield Maintenance Treasury Rate. As used in this definition, the term “Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate, when compounded semi-annually. As used in this definition, the term “Yield Maintenance Treasury Rate” shall mean the yield calculated by Lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the Maturity Date. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Yield Maintenance Treasury Rate. In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise.
     Section 1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
ARTICLE II
THE LOAN
     Section 2.1 The Loan.

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     2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrower and Borrower shall accept the Loan from Lender on the Closing Date.
     2.1.2 Single Disbursement to Borrower. Borrower shall receive only one (1) borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.
     2.1.3 Note, Mortgage and Loan Documents. The Loan shall be evidenced by the Note and secured by the Mortgage, the Assignment of Leases and the other Loan Documents.
     2.1.4 Use of Proceeds. Borrower shall use proceeds of the Loan to (a) pay and refinance any existing loans relating to the Property, (b) pay all past due Basic Carrying Costs, if any, in respect of the Property, (c) deposit the Reserve Funds, as applicable, (d) pay costs and expenses incurred in connection with the closing of the Loan, (e) fund any working capital requirements of the Property and (f) distribute the balance of the proceeds, if any to Borrower which Borrower may then lend to its members or direct or indirect owners of Borrower.
     Section 2.2 Interest Rate.
     2.2.1 Interest Rate. Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date up to and including the Maturity Date at the Interest Rate.
     2.2.2 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest in respect of the Loan, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.
     2.2.3 Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate or the Default Rate, as then applicable, expressed as an annual rate divided by 360) by (c) the outstanding principal balance. The accrual period for calculating interest due on each Monthly Payment Date shall commence on the sixth (6th) day of the calendar month immediately prior to such Monthly Payment Date and end on (and including) the fifth (5th) day of the calendar month in which the Monthly Payment Date occurs.
     2.2.4 Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
     Section 2.3 Loan Payments.
     2.3.1 Payment Before Maturity Date. Borrower shall make a payment to Lender of interest only on the Closing Date for the period from the Closing Date through the fifth day of the month in which the Closing Date occurs (unless the Closing Date is the sixth (6th) day of a calendar month, in which case no such separate payment of interest shall be due). Borrower shall make a payment to Lender in the amount of the Monthly Debt Service Payment Amount on the Monthly Payment Date occurring on [April 6, 2006] and on each Monthly Payment Date thereafter to and including the Maturity Date. Each payment shall be applied first to accrued and unpaid interest and the balance to principal, as applicable. The principal portion of the Monthly Debt Service Payment Amount required hereunder is based upon a twenty-five (25) year amortization schedule.
     2.3.2 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.
     2.3.3 Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents, other than the payment of principal due on the Maturity Date, is not paid by Borrower on the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of (a) five percent (5%) of such unpaid sum or (b) the Maximum Legal Rate in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents.
     2.3.4 Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.
     (b) Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the first Business Day that is immediately succeeding such due date (notwithstanding such adjustment of due dates, Borrower shall not be entitled to any deduction of interest due under the Note, this Agreement or any of the other Loan Documents) and, with respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, during such extension.

     (c) All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.
     Section 2.4 Prepayments.
     2.4.1 Voluntary Prepayments. Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part. On and after December 6, 2015] (the “Permitted Prepayment Date”), Borrower may, at its option and upon not less than fifteen (15) days (or such shorter period of time if permitted by Lender in its reasonable discretion) prior notice to Lender, prepay the Debt in whole but not in part, on any date without payment of the Yield Maintenance Premium. Any prepayment received by Lender on a date other than a Monthly Payment Date shall include interest which would have accrued thereon to the next Monthly Payment Date. Any partial prepayment shall be applied to the last payments of principal due under the Loan. Lender shall not be obligated to accept such prepayment made pursuant to this Section 2.4.1 unless it is accompanied with a payment of all interest which would have accrued on the outstanding principal amount of such prepayment and remains unpaid through but excluding the next succeeding Monthly Payment Date, together with other amounts due under the Loan Documents. Borrower shall have the right to revoke any notice of prepayment under this Section 2.4.1; provided that Borrower pays to Lender any and all actual out-of-pocket third party costs and expenses incurred by Lender arising as a result of any such revocation.
     2.4.2 Mandatory Prepayments. On each date on which Lender actually receives a distribution of Net Proceeds, and if Lender does not make such Net Proceeds available to Borrower for a Restoration, Borrower shall, at Lender’s option, prepay the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds together with interest that would have accrued on such amounts through the next Monthly Payment Date. No Yield Maintenance Premium shall be due in connection with any prepayment made pursuant to this Section 2.4.2. Any prepayment of the Loan received by Lender pursuant to the terms of this Section 2.4.2 shall be applied to reduction of the outstanding principal balance, on a pari passu basis, the Goldman Note, the Lehman Note A-1 and the Lehman Note A-2.
     2.4.3 Prepayments After Default. If during the continuance of an Event of Default, payment of all or any part of the principal of the Loan is tendered by Borrower (which tender Lender may reject to the extent permitted under applicable Legal Requirements), a purchaser at foreclosure or any other Person, such tender shall be deemed an attempt to circumvent the prohibition against prepayment set forth in Section 2.4.1 and Borrower, such purchaser at foreclosure or other Person shall pay the Yield Maintenance Premium, in addition to the outstanding principal balance, all accrued and unpaid interest and other amounts payable under the Loan Documents. Any prepayment of the Loan received by Lender pursuant to the terms of this Section 2.4.3 may be retained and applied by Lender toward the payment of the Debt in such order, priority and proportions as Lender in its sole discretion shall determine.

             Section 2.5 Defeasance.
             2.5.1 Defeasance. (a) Provided no Event of Default shall have occurred and remain uncured, Borrower shall have the right at any time after the Release Date to voluntarily defease the entire Loan and obtain a release of the lien of the Mortgage by providing Lender with the Defeasance Collateral (hereinafter, a “Defeasance Event”), subject to the satisfaction of the following conditions precedent:
     (i) Borrower shall provide Lender not less than thirty (30) days prior written notice (or such shorter period of time if permitted by Lender in its reasonable discretion) specifying a date (the “Defeasance Date”) on which the Defeasance Event is to occur;
     (ii) Borrower shall pay to Lender (A) all payments of principal and interest due on the Loan to and including the Defeasance Date (including, without limitation, interest accrued but not paid or payable through and including the Defeasance Date, if any) and (B) all other sums, then due under the Note, this Agreement, the Mortgage and the other Loan Documents;
     (iii) Borrower shall deposit the Defeasance Collateral into the Defeasance Collateral Account and otherwise comply with the provisions of Section 2.5.3 and 2.5.4 hereof;
     (iv) Borrower shall execute and deliver to Lender a Security Agreement in respect of the Defeasance Collateral Account and the Defeasance Collateral;
     (v) Borrower shall deliver to Lender an opinion of counsel for Borrower that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that (A) Lender has a legal and valid perfected first priority security interest in the Defeasance Collateral Account and the Defeasance Collateral, (B) if a Securitization has occurred, the REMIC Trust formed pursuant to such Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of a Defeasance Event pursuant to this Section 2.5.1, and (C) if required by the Rating Agencies, a non consolidation opinion with respect to the Successor Borrower;
     (vi) Borrower shall deliver to Lender a Rating Agency Confirmation as to the Defeasance Event;
     (vii) Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.5.1 and in Section 2.5.3 and 2.5.4 have been satisfied;
     (viii) Borrower shall deliver a certificate of Grant Thornton or a “big four” or other nationally recognized public accounting firm reasonably acceptable to Lender certifying that the Defeasance Collateral will generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

     (ix) Borrower shall deliver such other certificates, opinions, documents and instruments as Lender may reasonably request; and
     (x) Borrower shall pay all third-party, out-of-pocket costs and expenses of Lender actually incurred in connection with the Defeasance Event, including Lender’s reasonable attorneys’ fees and expenses and Rating Agency fees and expenses.
     (b) If Borrower has elected to defease the Note and the requirements of this Section 2.5 have been satisfied, the Property shall be released from the lien of the Mortgage and the other Loan Documents and the Defeasance Collateral pledged pursuant to the Security Agreement shall be the sole source of collateral securing the Note. In connection with the release of the Lien, Borrower shall submit to Lender, not less than fifteen (15) days prior to the Defeasance Date (or such shorter time as is acceptable to Lender in its reasonable discretion), a release of Lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement. Borrower shall pay all costs, taxes and expenses associated with the release of the lien of the Mortgage, including Lender’s reasonable attorneys’ fees actually incurred. Except as set forth in this Section 2.5 or Section 11.33 hereof, no repayment, prepayment or defeasance of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Mortgage on the Property.
     2.5.2 Intentionally Omitted.
     2.5.3 Defeasance Collateral Account. On or before the date on which Borrower delivers the Defeasance Collateral, Borrower shall open at any Eligible Institution the defeasance collateral account (the “Defeasance Collateral Account”) which shall at all times be an Eligible Account. The Defeasance Collateral Account shall contain only (a) Defeasance Collateral and (b) cash from interest and principal paid on the Defeasance Collateral. All cash from interest and principal payments paid on the Defeasance Collateral shall be paid over to Lender on each Monthly Payment Date and applied first to accrued and unpaid interest and then to principal. Any cash from interest and principal paid on the Defeasance Collateral not needed to pay the Scheduled Defeasance Payments shall be paid to Borrower. Borrower shall cause the Eligible Institution at which the Defeasance Collateral is deposited to enter an agreement with Borrower and Lender, satisfactory to Lender in its reasonable discretion, pursuant to which such Eligible Institution shall agree to hold and distribute the Defeasance Collateral in accordance with this Agreement. The Borrower or Successor Borrower, as applicable, shall be the owner of the Defeasance Collateral Account and shall report all income accrued on Defeasance Collateral for federal, state and local income tax purposes in its income tax return. Borrower shall prepay all cost and expenses associated with opening and maintaining the Defeasance Collateral Account. Lender shall not in any way be liable by reason of any insufficiency in the Defeasance Collateral Account.
     2.5.4 Successor Borrower. In connection with a Defeasance Event under this Section 2.5, Borrower shall, if required by the Rating Agencies or if Borrower elects to do so,

establish or designate a successor entity (the “Successor Borrower”) which shall be a single purpose bankruptcy remote entity and which shall be approved by the Rating Agencies. Any such Successor Borrower may, at Borrower’s option, be an Affiliate of Borrower unless the Rating Agencies shall require otherwise. Borrower shall transfer and assign all obligations, rights and duties under and to the Note together with the Defeasance Collateral to such Successor Borrower. Such Successor Borrower shall assume the obligations under the Note and the Security Agreement and Borrower shall be relieved of its obligations under such documents and shall be relieved from all obligations accruing under this Agreement and the other Loan Documents from and after the Defeasance Event except for those obligations and indemnities which are expressly stated to survive the payment in full of the Loan. Borrower shall pay a minimum of One Thousand and No/100 ($1,000) to any such Successor Borrower as consideration for assuming the obligations under the Note and the Security Agreement. Borrower shall pay all out of pocket costs and expenses actually incurred by Lender, including Lender’s reasonable attorney’s fees and expenses incurred in connection therewith.
     2.5.5 Assignment upon Defeasance. If Borrower has advised Lender that it desires to effectuate a Defeasance Event in a manner which will permit the assignment of the Note and Mortgage to a new lender providing a portion of the funds necessary to acquire the Defeasance Collateral in order to save mortgage recording tax, Borrower and Lender shall cooperate to effect such proposed assignment in the following manner: Lender shall assign the Note and the Mortgage, each without recourse, covenant or warranty of any nature, express or implied, (except as to representations as to due execution, delivery, authority, and no transfer or encumbrance of the Note or Mortgage by Lender) to such new lender designated by Borrower (other than Borrower or a nominee of Borrower) provided that Borrower (a) has either prepaid the Debt or has executed and delivered to such new lender a new note to be secured by the Defeasance Collateral pursuant to the Security Agreement between Borrower and such new lender (such new note to have the same term, interest rate, unpaid principal balance and all other material terms and conditions of the Note), which new note, together with the Security Agreement and the rights of such new lender in and to the Defeasance Collateral, shall be assigned by such new lender to Lender simultaneously with the assignment of the Note and Mortgage by Lender and (b) has complied with all other provisions of Section 2.5 to the extent not inconsistent with this Section 2.5.5. In addition, any such assignment shall be conditioned on the following: (i) payment by Borrower of (x) Lender’s then customary administrative fee for processing assignments of mortgage; (y) the reasonable actual out-of-pocket expenses of Lender incurred in connection therewith; and (z) Lender’s reasonable attorney’s fees for the preparation, delivery and performance of such an assignment; (ii) Borrower shall have caused the delivery of an executed Statement of Oath under Section 275 of the New York Real Property Law; (iii) such new lender shall materially modify the Note such that it shall be treated as a new loan for federal tax purposes; (iv) such an assignment is not then prohibited by any federal, state or local law, rule, regulation, order or by any other governmental authority; (v) such assignment and the actions described above do not constitute a prohibited transaction for any REMIC Trust formed pursuant to a Secondary Market Transaction and will not disqualify such REMIC Trust as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of such assignment and the Defeasance, and, if required, an opinion of counsel to Borrower to that effect is delivered to Lender in a form that would be reasonably satisfactory to a prudent lender; and (vi) Borrower shall provide such other opinions, items, information and documents which a prudent lender acting reasonably would require to effectuate such assignment. Borrower shall be responsible for all mortgage recording taxes, recording fees and other charges payable in connection with any such assignment. Borrower and Lender acknowledge and agree that the assignment of the Note and Mortgage to the new lender and the assignment of the new note, the Defeasance Collateral and the Security Agreement by the new lender to Lender shall be accomplished by an escrow closing conducted through an escrow agent reasonably satisfactory to Lender and pursuant to an escrow agreement reasonably satisfactory to Lender in form and substance.
     Section 2.6 Release on Payment in Full. Lender shall, upon the written request and at the expense of Borrower, upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, release the Lien of the Mortgage on the Property. Upon Borrower’s request and at Borrower’s sole cost and expense, Lender agrees, in connection with any release under this Section 2.6, to assign, without any recourse, representation or warranty (except as to representations as to due execution, delivery, authority and no transfer or encumbrance of the Note or Mortgage by Lender), and deliver to the assignee the Mortgage and Note, as applicable, to any such new lender in connection with any refinance of the Loan (or portion thereof). In connection with any such the release or assignment of the Mortgage, Borrower shall submit to Lender, not less than fifteen (15) days prior to the date of such release, a release or assignment of Lien (and related Loan Documents, including a replacement of the Note in the event that the Mortgage is assigned to a new lender in connection with a refinance or defeasance) for the Property or an assignment of the Note and Mortgage in form and substance reasonably satisfactory to Lender for execution by Lender. Such release or assignment shall be in a form appropriate in the jurisdiction in which the Property is located and that would be reasonably satisfactory to a prudent lender and contain standard provisions, if any, protecting the rights of the releasing or assigning lender.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     Section 3.1 Borrower Representations. Borrower represents and warrants that:
     3.1.1 Organization. (a) Each of Borrower and each SPC Party is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on its ability to perform its obligations hereunder, and Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby.
     (b) Borrower’s exact legal name is correctly set forth in the first paragraph of this Agreement. Borrower is an organization of the type specified in the first paragraph of this Agreement. Borrower is incorporated or organized under the laws of the state specified in the first paragraph of this Agreement. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four (4) months (or, if less than four (4) months, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth in the first paragraph of this Agreement and/or the address of the Property (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change). Borrower’s organizational identification number, if any, assigned by the state of its incorporation or organization is 2984305. Borrower’s federal tax identification number is 13-4196875.
     3.1.2 Proceedings. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by Borrower and constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     3.1.3 No Conflicts. The execution and delivery of this Agreement and the other Loan Documents by Borrower and the performance of its obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which Borrower is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of Borrower’s organizational documents or any agreement or instrument to which Borrower is a party or by which it is bound, or any order or decree applicable to Borrower, or result in the creation or imposition of any lien on any of Borrower’s assets or property (other than pursuant to the Loan Documents).
     3.1.4 Litigation. There is no action, suit, proceeding or investigation pending or, to Borrower’s knowledge, threatened against Borrower in any court or by or before any other Governmental Authority that would have a Material Adverse Effect.
     3.1.5 Agreements. Borrower is not in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default might have a Material Adverse Effect.
     3.1.6 Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, this Agreement or the consummation of the transactions contemplated hereby, other than those which have been obtained by Borrower.
     3.1.7 Title. Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property owned by it, free and clear of all Liens whatsoever except the Permitted Encumbrances. The Mortgage, when properly recorded in the appropriate records, together with any UCC financing statements required to be filed in connection therewith will create (a) a valid, first priority, perfected lien on the Property, subject only to Permitted Encumbrances and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any Permitted Encumbrances. Except as disclosed in the Title Insurance Policy, there are no mechanics’, materialman’s or other similar liens or claims which have been filed for work, labor or materials affecting the Property which are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage. None of the Permitted Encumbrances, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Mortgage and this Loan Agreement, materially and adversely affect the value of the Property, materially impair the use or operations of the Property or impair Borrower’s ability to pay its obligations in a timely manner.
     3.1.8 No Plan Assets. As of the date hereof (a) Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, (b) none of the assets of Borrower constitutes “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, (c) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA, and (d) transactions by or with Borrower are not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans.
     3.1.9 Compliance. Except as described in the Title Insurance Policy, the Environmental Report or the Physical Condition Report delivered to Lender, Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes, the noncompliance of which would have a Material Adverse Effect. Borrower will comply with the Patriot Act and Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which would have a Material Adverse Effect. Borrower has not committed any act which may give any Governmental Authority the right to cause Borrower to forfeit the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.
     3.1.10 Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered by Borrower to Lender in respect of the Property (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of the Property in all material respects as of the date of such reports, and (c) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse Effect.
     3.1.11 Condemnation. No Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.
     3.1.12 Utilities and Public Access. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses.

     3.1.13 Separate Lots. The Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of the Property.
     3.1.14 Assessments. Borrower has not received any notice of any pending or proposed special or other assessments for public improvements or otherwise affecting the Property and there are no contemplated improvements to the Property that may result in any such special or other assessments.
     3.1.15 Enforceability. The Loan Documents are not subject to any right of rescission, set off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and Borrower has not asserted any right of rescission, set off, counterclaim or defense with respect thereto.
     3.1.16 Assignment of Leases. The Assignment of Leases creates a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under the Leases, as more particularly set forth therein, including the right to operate the Property. No Person other than Lender (and Borrower in its capacity as landlord under the Leases) has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.
     3.1.17 Insurance. Borrower has obtained and has delivered to Lender original or certified copies of all of the Policies, with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.
     3.1.18 Licenses. To the best of Borrower’s knowledge all material permits and approvals, including, without limitation, certificates of occupancy required by any Governmental Authority for the use, occupancy and operation of the Property in the manner in which the Property is currently being used, occupied and operated have been obtained and are in full force and effect.
     3.1.19 Flood Zone. The Improvements on the Property are located in an area identified by the Federal Emergency Management Agency as Flood Zone A-7 (100 year flood area).
     3.1.20 Physical Condition. Except as set forth in the Property Condition Report and the Environmental Report delivered to Lender, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; except as set forth in the Property Condition Report and the Environmental Report, there exists no structural or other material defects or damages in the Property, whether latent (to Borrower’s knowledge) or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
     3.1.21 Boundaries. Except as set forth on the Survey, all of the Improvements lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances affecting the Property encroach upon any of the improvements, so as to affect the value or marketability of the Property except those which are insured against by title insurance.
     3.1.22 Leases. Borrower represents and warrants to Lender with respect to the Leases that: (a) the rent roll attached hereto as Schedule I is true, complete and correct and the Property is not subject to any Leases other than the Leases described in Schedule I, (b) except as set forth in the estoppel letters to Lender or as set forth on Schedule I the Leases identified on Schedule I are in full force and effect to Borrower’s knowledge and there are no defaults thereunder by Borrower, or to the knowledge of Borrower, any Tenant, (c) the copies of the Leases delivered to Lender are true and complete, and there are no oral agreements with respect thereto, (d) except as otherwise disclosed on Schedule I, no Rent (including security deposits) has been paid more than one (1) month in advance of its due date, (e) except as otherwise disclosed on Schedule I, any free rent or other allowances required to be given by Borrower to any Tenant has already been received by such Tenant, (f) all security deposits are being held in accordance with Legal Requirements, (g) Borrower has no knowledge of any notice of termination or default with respect to any Lease, (h) Borrower has not assigned or pledged any of the Leases, the rents or any interests therein except to Lender, (i) no Tenant or other party has an option or right of first refusal or offer, to purchase all or any portion of the Property; and (j) except as otherwise disclosed on Schedule I, no Tenant under any Lease that is not a Major Lease has the right to terminate its Lease prior to expiration of the stated term of such Lease. For purposes hereof, the term “Lease” shall not include any sublease or other occupancy agreement to which Borrower is not a party.
     3.1.23 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements in connection with the transfer of the Property to Borrower have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder.
     3.1.24 Single Purpose. Borrower hereby represents and warrants to, and covenants with, Lender that as of the date hereof and until such time as the Debt shall be paid in full:

     (a) Borrower does not own and will not own any asset or property other than (i) the Property, and (ii) incidental personal property necessary for the ownership, operation, leasing, management and/or maintenance of the Property.
     (b) Borrower will not engage in any business other than the ownership, financing, management, operation, leasing, maintenance and sale of the Property and other activities incidental thereto (in each case in accordance with the terms and provisions of this Agreement and the other Loan Documents).
     (c) Except for capital contributions or capital distributions (including dividends) permitted under the terms and conditions of Borrower’s operating agreement and properly reflected on the books and records of Borrower, Borrower will not enter into any contract or agreement with any Affiliate of Borrower, any constituent party of Borrower or any Affiliate of any constituent party, except upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arms-length basis with third parties other than any such party.
     (d) Borrower has not incurred and will not incur any Indebtedness other than (i) the Debt, (ii) unsecured trade payables and operational debt not evidenced by a note and (iii) Indebtedness incurred in the financing of equipment and other personal property used on the Property; provided that (A) any Indebtedness incurred pursuant to subclause (ii) shall be (x) not more than sixty (60) days past the date incurred and (y) incurred in the ordinary course of business, and (B) any Indebtedness incurred pursuant to subclauses (ii) and (iii) in an aggregate amount not to exceed, at any one time, five percent (5%) of the original principal balance of the Loan. No Indebtedness other than the Debt may be secured (subordinate or pari passu) by the Property.
     (e) Borrower has not made and will not make any loans or advances to any third party, and shall not acquire obligations or securities of its Affiliates except as otherwise expressly permitted in this Agreement.
     (f) Borrower will not make any distributions so as to render Borrower insolvent or cause Borrower to be unable to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due.
     (g) Borrower has done or caused to be done and will do all things necessary to observe organizational formalities and preserve its existence, and Borrower will not, nor will Borrower permit any constituent party to amend, modify or otherwise change the partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents of Borrower without the prior consent of Lender in any manner that (i) violates the single purpose covenants set forth in this Section 3.1.24, or (ii) amends, modifies or otherwise changes any provision thereof that by its terms cannot be modified at any time when the Loan is outstanding or by its terms cannot be modified without Lender’s consent.
     (h) Borrower will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any constituent party. Borrower’s assets will not be listed as assets on the financial statement of any other Person, provided, however, that Borrower’s assets may be included in a consolidated financial statement of its Affiliates (or its member’s Affiliates) provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower from such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (ii) such assets shall be listed on Borrower’s own separate balance sheet. Borrower will file its own tax returns, except to the extent that (i) Borrower is treated as a disregarded entity for tax purposes and is not required to file tax returns under applicable law, or (ii) Borrower is allowed to file consolidated tax returns, in which case Borrower may include its taxable income, loss, deductions, gains or other items as part of a consolidated tax return, provided that each consolidated tax return will make clear that the assets of Borrower are not available to satisfy the liabilities of any other Person or that the assets of such Person are not available to satisfy the liabilities of Borrower. Borrower shall observe organizational formalities with respect to its books, records, resolutions and agreements.
     (i) Borrower will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Borrower or any constituent party of Borrower), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other and shall maintain and utilize separate stationery, invoices and checks bearing its own name.
     (j) Borrower will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.
     (k) Neither Borrower nor any constituent party, to the fullest extent permitted by law, will seek or effect the liquidation, termination, dissolution, winding up, consolidation or merger, in whole or in part, of Borrower.
     (l) Borrower will not commingle the funds and other assets of Borrower with those of any Affiliate or constituent party or any other Person, and will hold all of its assets in its own name.
     (m) Borrower has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person.
     (n) Borrower will not guarantee or become obligated for the debts of any other Person and does not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person.
     (o) (i) If Borrower is a limited partnership or a limited liability company (other than a single member Delaware limited liability company), each general partner or managing member (each, an “SPC Party”) shall be a corporation or limited liability company whose sole asset is its interest in Borrower and each such SPC Party will at all times comply, and will cause Borrower to comply, with each of the representations, warranties, and covenants contained in this Section 3.1.24 as if such representation, warranty or covenant was made directly by such SPC Party. Upon the withdrawal or the disassociation of an SPC Party from Borrower, Borrower shall immediately appoint a new SPC Party whose organizational documents are substantially similar to those of such SPC Party and deliver a new non-consolidation opinion to the Rating Agency or Rating Agencies, as applicable, with respect to the new SPC Party and its equity owners.
     (ii) If Borrower is a single member Delaware limited liability company, Borrower shall have at least two (2) springing members, one of which, upon the dissolution of such sole member or the withdrawal or the disassociation of the sole member from Borrower, shall immediately become the sole member of Borrower.
            (p) SPC Party or Borrower shall at all times cause there to be at least two duly appointed managers of SPC Party or Borrower (each, an “Independent Manager”) who shall not have been at the time of such individual’s appointment or at any time while serving as a manager of SPC Party or Borrower, and may not have been at any time during the preceding five years (i) a stockholder, director or manager (other than as an Independent Manager of SPC Party or Borrower), officer, employee, trustee, partner, attorney or counsel of Borrower or any Affiliate of Borrower, (ii) a customer, creditor, supplier or other Person who derives any of its purchases or revenues from its activities with Borrower or any Affiliate of Borrower, (iii) a Person or other entity Controlling or under common Control with any such stockholder, partner, customer, creditor, supplier or other Person, or (iv) a member of the immediate family by blood or marriage of any such stockholder, director, officer, employee, trustee, partner, customer, creditor, supplier or other Person. A natural person who satisfies the foregoing definition other than subparagraph (ii) shall not be disqualified from serving as an Independent Manager of the SPC Party if such individual is an independent director or manager provided by a nationally recognized company that provides professional independent directors or managers and that also provides other corporate services in the ordinary course of its business. A natural person who otherwise satisfies the foregoing definition except for being the independent director or manager of a “special purpose entity” affiliated with the Borrower that does not own a direct or indirect equity interest in the Borrower or any co-borrower shall not be disqualified from serving as an Independent Manager of the SPC Party or Borrower, as applicable, if such individual is at the time of initial appointment, or at any time while serving as an Independent Manager, provided by a nationally recognized company that provides professional independent directors/managers and other corporate services in the ordinary course of its business. Notwithstanding the immediately preceding sentence, an Independent Manager may not simultaneously serve as Independent Manager of Borrower and independent manager or director of a special purpose entity that owns a direct or indirect equity interest in Borrower or a direct or indirect interest in any co-borrower with Borrower. As used in this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve its separateness that are substantially similar to those of Borrower, and provide, inter alia, that it (A) is organized for a limited purpose, (B) has restrictions on its ability to incur indebtedness, dissolve, liquidate, consolidate, merge and/or sell assets, (C) may not file voluntarily a bankruptcy petition without the consent of the Independent Manager and (D) shall conduct itself in accordance with certain “separateness covenants,” including, but not limited to, the maintenance of its books, records, bank accounts and assets separate from those of any other person or entity.

     (q) Borrower shall not cause or permit the board of directors or managers of any SPC Party and/or Borrower, as applicable, to take any action which, under the terms of any certificate of incorporation, by laws or any voting trust agreement with respect to any common stock or under any organizational document of Borrower or SPC Party (if any), as applicable, requires a vote of the board of directors or board of managers of each SPC Party (if any) and Borrower, as applicable, unless at the time of such action there shall be at least two (2) members who are each an Independent Manager.
     (r) Borrower shall conduct its business so that the assumptions made with respect to Borrower in the Insolvency Opinion shall be true and correct in all respects. In connection with the foregoing, Borrower hereby covenants and agrees that it will comply with or cause the compliance with, (i) all of the facts and assumptions (whether regarding the Borrower or any other Affiliate) set forth in the Insolvency Opinion except as otherwise provided in Article VIII herein, (ii) all the representations, warranties and covenants in this Section 3.1.24, and (iii) all the organizational documents of the Borrower and any SPC Party.
     (s) Borrower will not permit any Affiliate (other than a property manager which is an Affiliate of Borrower or its members and then only in accordance with the terms and provisions of the applicable Management Agreement and this Agreement) or constituent party independent access to its bank accounts; provided, however, that certain authorized employees of THI who perform administrative duties with respect to the operation and management of bank accounts and in such capacity identify themselves as Borrower’s agent, under the supervision and direction of Borrower’s officers or members, may perform such duties with respect to Borrower’s bank accounts.
     (t) Borrower shall pay the salaries of its own employees (if any) from its own funds and maintain a sufficient number of employees (if any) in light of its contemplated business operations.
     (u) Borrower shall not form, acquire or hold any subsidiary (whether corporate, partnership, limited liability, company or others) or hold any equity interest in any other entity.
     (v) Borrower hereby represents and warrants that since the date of its formation to the date of its Amended and Restated Operating Agreement on April 30, 1999, the Borrower conducted no business other than preparing to acquire or acquiring the Property.
     (w) Borrower has, at all times, complied with the provisions of its organizational documents then in effect in all respects material to the separateness of Borrower, including all of those provisions set forth in Section 11 of it’s Operating Agreement dated April 30, 1999.
     3.1.25 Tax Filings. To the extent required, Borrower has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower. Borrower believes that its tax returns (if any) properly reflect the income and taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.
     3.1.26 Solvency. Borrower (a) has not entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).
     3.1.27 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.
     3.1.28 Organizational Chart. The organizational chart attached as Schedule III hereto, relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof.
     3.1.29 Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.
     3.1.30 No Other Debt. Borrower has not borrowed or received debt financing (other than permitted pursuant to this Agreement) that has not been heretofore repaid or refinanced in full.
     3.1.31 Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

     3.1.32 Access/Utilities. All public utilities necessary to the continued use and enjoyment of the Property as presently used and enjoyed are located in the public right-of-way abutting the Property. All roads necessary for the full utilization of the Property for its current purpose have been completed and dedicated to public use and accepted by all governmental authorities or are the subject of access easements for the benefit of the Property.
     3.1.33 No Bankruptcy Filing. Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and Borrower does not have any knowledge of any Person contemplating the filing of any such petition against it.
     3.1.34 Full and Accurate Disclosure. To the best of Borrower’s knowledge, no information contained in this Agreement, the other Loan Documents, or any written statement furnished by or on behalf of Borrower pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no fact or circumstance presently known to Borrower which has not been disclosed to Lender and which will have a Material Adverse Effect.
     3.1.35 Foreign Person. Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.
     3.1.36 No Change in Facts or Circumstances; Disclosure. To the best of Borrower’s knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make the financial statements, rent rolls, reports, certificates or other documents submitted in connection with the Loan (taken as a whole) inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects the business operations or the financial condition of Borrower or the Property.
     3.1.37 Management Agreement. All of the representations and warranties with respect to the Management Agreement set forth in Article VII of this Agreement are true and correct in all respects.
     3.1.38 Perfection of Accounts. Borrower hereby represents and warrants to Lender that:
     (a) This Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code) in the Accounts (as defined in the Cash Management Agreement) and the Clearing Account in favor of Lender, which security interest is prior to all other Liens, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents, Borrower has not sold or otherwise conveyed the Accounts or the Clearing Account;
     (b) The Accounts and the Clearing Account constitute “deposit accounts” and the Accounts constitute “securities accounts” within the meaning of the Uniform Commercial Code;

     (c) Pursuant and subject to the terms hereof and the Clearing Agreement, Clearing Account Bank has agreed to comply with all instructions originated by Lender, without further consent by Borrower, directing disposition of the Clearing Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities; and
     (d) The Accounts and the Clearing Account are not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee. Borrower has not consented to Clearing Account Bank complying with instructions with respect to the Clearing Account from any Person other than Lender.
     3.1.39 Condominium. Each individual Condominium Unit constituting a part of the Property is a unit in a validly formed and existing condominium complying with all applicable Legal Requirements governing the formation of a valid condominium regime. The Condominium Documents are in full force and effect and there are no defaults thereunder by any party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute a default thereunder. Borrower owns all of the Condominium Units.
     3.1.40 Patriot Act. (a) None of Borrower or any of its Affiliates is a Prohibited Person.
     (b) Borrower covenants and agrees to deliver to Lender any certification or other evidence requested from time to time by Lender in its reasonable discretion, confirming Borrower’s compliance with the Patriot Act.
     3.1.41 East River Franchise and Chilled Water Agreements. The East River Franchise Agreement and the Chilled Water Agreement are in full force and effect and, to the best of Borrower’s knowledge, (a) there are no defaults thereunder by Borrower and (b) there are no monetary defaults thereunder by any party.
     Section 3.2 Survival of Representations. The representations and warranties set forth in Section 3.1 shall survive for so long as any amount remains payable to Lender under this Agreement or any of the other Loan Documents.
ARTICLE IV
BORROWER COVENANTS
     Section 4.1 Borrower Affirmative Covenants. Borrower hereby covenants and agrees with Lender that:
     4.1.1 Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to it and the Property to the extent failure of same would result in a Material Adverse Effect. Borrower will not commit any act which may give any Governmental Authority the right to cause Borrower to forfeit the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.
     4.1.2 Taxes and Other Charges. Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 6.2 hereof. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges within five (5) Business Days after payment by Borrower provided such payment shall in any event be made prior to the date such Taxes and/or Other Charges shall become delinquent; provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 6.2 hereof. Borrower shall not permit or suffer and shall promptly discharge any lien or charge against the Property. Notwithstanding the foregoing, after prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Taxes or Other Charges, provided that (a) no Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (c) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (d) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (e) such proceeding shall suspend the collection of Taxes or Other Charges from the Property; (f) Borrower shall, if requested by Lender, deposit with Lender cash, or other security as may be reasonably approved by Lender, in an amount equal to one hundred twenty-five percent (125%) of the contested amount, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon; and (g) such contest by Borrower is not in violation of Leases or Operating Agreements. Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the good faith judgment of Lender, the entitlement of such claimant is established.
     4.1.3 Litigation. Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower which if adversely determined would have a Material Adverse Effect.
     4.1.4 Access to Property. Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice, subject to the rights of Tenants under their respective Leases.
     4.1.5 Reserved.
     4.1.6 Financial Reporting.
     (a) GAAP. Borrower shall keep and maintain or shall cause to be kept and maintained, in accordance with GAAP proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation on an individual basis of the Property. All financial statements delivered to Lender in accordance with this Section 4.1.6 shall be prepared in accordance with

GAAP in the United States of America as in effect on the date so indicated and consistently applied (or such other accounting basis reasonably acceptable for Lender).
     (b) Monthly Reports. Prior to a Securitization and during any Cash Sweep Period, within forty-five (45) days after the end of each calendar month (except for the months of January and the last month of any fiscal quarter), Borrower shall furnish to Lender a current balance sheet, a detailed operating statement (showing monthly activity and year to date) and a rent roll for the subject month.
     (c) Quarterly Reports. Within sixty (60) days after the end of each fiscal quarter (except during the last fiscal quarter of each Fiscal Year), Borrower shall furnish to Lender a detailed operating statement (showing quarterly activity and year to date) stating Gross Income from Operations, Actual Operating Expenses, Actual Net Cash Flow for such calendar quarter and a balance sheet for such quarter for Borrower. Borrower’s quarterly statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for such calendar quarter, (ii) a calculation reflecting the Actual Debt Service Coverage Ratio as of the last day of such quarter for such quarter; (iii) a current rent roll for the Property; and (iv) an Officer’s Certificate stating that each such quarterly statement presents fairly the financial condition and the results of operations of the Borrower and the Property in all material respects and has been prepared in accordance with GAAP.
     (d) Annual Reports. Within one hundred twenty (120) days after the end of each calendar year of Borrower’s operation of the Property, Borrower will furnish to Lender a complete copy of Borrower’s annual financial statements audited by a “big four” accounting firm or other independent certified public accountant reasonably acceptable to Lender in accordance with GAAP for such calendar year which financial statements shall contain a balance sheet, a detailed operating statement stating Gross Income from Operations, Actual Operating Expenses and Actual Net Cash Flow for the Property. Borrower’s annual financial statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior calendar year, (ii) an Officer’s Certificate stating that each such annual financial statement presents fairly the financial condition and the results of operations of Borrower and the Property in all material respects and has been prepared in accordance with GAAP, and (iii) an unqualified opinion of a “big four” accounting firm or other independent certified public accountant reasonably acceptable to Lender.
     (e) Certification; Supporting Documentation. Each such financial statement shall be in scope and detail reasonably satisfactory to Lender and certified by an officer of Borrower.
     (f) Additional Reports. Borrower shall deliver to Lender as soon as reasonably available but in no event later than thirty (30) days after such items become available to Borrower in final form:
     (i) if requested by Lender, copies of any final engineering or environmental reports prepared for Borrower with respect to the Property;

     (ii) a copy of any notice received by Borrower from any environmental authority having jurisdiction over the Property with respect to a condition existing or alleged to exist or emanate from or at the Property; and
     (iii) if requested by Lender, a summary report listing only Tenants and square footage occupied by such Tenants.
     (g) Access. Lender shall have the right from time to time at all times during normal business hours, upon reasonable prior written notice to Borrower, to examine such books, records and accounts at the office of Borrower or other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence and during the continuance of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.
     (h) Format of Delivery. Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) if requested by Lender and if within the capabilities of Borrower’s data system without change or modification thereto, on a diskette and (iii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form reasonably acceptable to Lender.
     (i) Annual Budget. Borrower shall submit the Annual Budget to Lender not later than thirty (30) days prior to the commencement of each Fiscal Year. During a Cash Sweep Period, the Annual Budget, shall be subject to Lender’s written approval, such approval not to be unreasonably withheld, delayed or qualified (each such Annual Budget, an “Approved Annual Budget”). In the event that Lender objects to a proposed Annual Budget submitted by Borrower, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in real estate taxes, insurance premiums, utilities expenses, labor rates and similar expenses that are not subject to Borrower’s control.
     (j) Other Required Information. Borrower shall furnish to Lender, within five (5) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property and the financial affairs of Borrower as may be reasonably requested by Lender, including, without limitation, a comparison of the budgeted income and expenses and the actual income and expenses for a quarter and year to date for the Property, together with a detailed explanation of any variances exceeding the greater of (i) $100,000, and (ii) five percent (5%) between budgeted and actual amounts for such period and year to date, as well as prompt notice (containing reasonable detail) of any material change in the financial or physical condition of the Property, as reasonably determined by Borrower including, but not limited to, any lease for greater than 200,000 square feet.
     4.1.7 Title to the Property. Borrower will warrant and defend the validity and priority of the Liens of the Mortgage and the Assignment of Leases on the Property against the claims of all Persons whomsoever, subject only to Permitted Encumbrances.
     4.1.8 Estoppel Statement. (a) After request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, stating (i) the unpaid principal amount of the Note, (ii) the Interest Rate of the Note, (iii) the date installments of interest and/or principal were last paid, (iv) any known offsets or defenses to the payment of the Debt, if any, and (v) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification.
     (b) After request by Borrower, but not more than two (2) times in any calendar year, Lender shall within ten (10) Business Days furnish Borrower with a statement, duly acknowledged and certified, stating (i) the unpaid principal amount of the Note, (ii) the Interest Rate of the Note, (iii) the date installments of interest and/or principal were last paid and (iv) whether or not Lender has sent any notice of default under the Loan Documents which remains uncured in the opinion of Lender.
     (c) Borrower shall use commercially reasonable efforts to obtain and deliver to Lender, upon request, an estoppel certificate from each Tenant under any Lease; provided that such certificate may be in the form required under such Lease or in the form delivered to Lender in connection with the closing of the Loan; provided, further, that Borrower shall not be required to deliver such certificates more frequently than two (2) times in any calendar year.
     4.1.9 Leases. (a) Except as otherwise provided in this Agreement to the contrary, all Leases executed after the date hereof shall in all respects be approved by Lender and shall be on a standard Lease form previously approved by Lender with no material modifications (the “Lease Form”) (except as approved by Lender not to be unreasonably withheld; provided, that, Lender shall not unreasonably withhold its consent to changes to the Lease Form). Such Lease Form shall provide that (i) the Lease is subordinate to the Mortgage, and (ii) the tenant shall attorn to Lender following an Event of Default, provided, that the Lender has delivered to the tenant a commercially reasonably form of non-disturbance and attornment agreement. To the extent required by applicable law, Borrower shall hold, in trust, all tenant security deposits in a segregated account and shall not commingle any such funds with any other funds of Borrower. Within ten (10) Business Days after Lender’s request, Borrower shall furnish to Lender a statement of all tenant security deposits, and copies of all Leases not previously delivered to Lender, certified by Borrower as being true and correct. Notwithstanding anything contained in the Loan Documents, Lender’s approval shall not be required for future Leases or Lease modifications or extensions if the following conditions are satisfied:
     (A) no Event of Default has occurred and is continuing;

     (B) the Lease is in effect as of the date of this Agreement or is on the Lease Form with no modifications, except for commercially reasonable changes agreed to in the ordinary course of Borrower’s business, provided, that, in no event shall there be any material modifications to the subordination, attornment, estoppel clauses (other than to provide for the execution of a subordination, non-disturbance and attornment agreement by Lender in the form attached hereto as Schedule IV) or “so-called” exculpation clauses that limit the landlord’s liability to the Landlord’s interest in the Property (including the proceeds thereof) without the prior written consent of Lender, which consent will not be unreasonably withheld;
     (C) with respect to the modifications of any Lease, such Lease and such modification(s) (w) is entered into in the ordinary course of business, consistent with prudent property management practices, (x) would not cause such Lease to constitute a Major Lease (subject to clause (z) below), (y) would not have a Material Adverse Effect and (z) if the Lease is a Major Lease, such modification constitutes a Non-Material Lease Modification;
     (D) the Lease does not conflict with any Operating Agreements affecting the Property or any other Lease for space in the Property;
     (E) the Lease is not a Major Lease;
     (F) the Lease shall provide for rental rates and landlord concessions comparable to existing local market rates and shall be an arm’s-length transaction, provided, that in no event shall the Lease be with an Affiliate of Borrower;
     (G) the Lease shall not contain any options for renewal or expansion by the tenant at rental rates which are below reasonable comparable market levels for renewals or expansions at the time the Lease is executed;
     (H) the Lease shall be to a tenant which Borrower, in its professional and commercially reasonable judgment, has determined is creditworthy taking into account the obligations of the landlord and the tenant thereunder; and
     (I) the Lease is for a term of not more than fifteen (15) years (exclusive of renewal options which together with the initial lease term shall not exceed twenty (20) years).
     Lender shall execute and deliver a Subordination Non-Disturbance and Attornment Agreement in the form annexed hereto as Schedule IV to Tenants under any future Lease demising in excess of 10,000 square feet promptly upon request with such commercially reasonable changes as may be requested by Tenants, from time to time, and which are reasonably acceptable to Lender.
     (b) Borrower (i) shall perform the obligations which Borrower is required to perform under the Leases in a commercially reasonable manner; (ii) shall enforce the obligations to be performed by the tenants in a commercially reasonable manner; (iii) shall promptly furnish to Lender any notice of material default or termination received by Borrower from any tenant whose Lease demises one floor or more at the Property, and any notice of material default or termination given by Borrower to any tenant whose Lease demises one floor or more at the Property; (iv) shall not collect any rents for more than thirty (30) days in advance of the time when the same shall become due, except for bona fide security deposits; (v) shall not enter into any ground lease of any part of the Property (except for the Ground Lease); (vi) shall not further assign or encumber any Lease; (vii) shall not, except with Lender’s prior written consent (which consent will not be unreasonably withheld and it shall be deemed reasonable for Lender to withhold its consent to any such Lease cancellation or acceptance of termination or surrender if after giving effect thereof, such cancellation, surrender or termination would cause an NOI Trigger Event to occur), cancel or accept surrender or termination of (A) any Lease other than a Major Lease unless such cancellation, termination or acceptance of surrender is entered into in the ordinary course of business, consistent with prudent property management practices or (B) any Major Lease, provided, that, the Borrower shall be permitted to accept such cancellation, surrender or termination of a Major Lease if such action is being taken in accordance with the express provisions of such Major Lease which is in existence as of the date of this Agreement, or has been approved by the Lender (such approval not to be unreasonably withheld) in accordance with the terms hereof or; provided, that, if no Cash Sweep Period is then in effect, such termination or surrender is contemporaneous with the releasing of the space demised under such Major Lease (or applicable portion thereof) at a rental rate equal to or greater than such Major Lease; (viii) shall not, except with Lender’s prior written consent (such consent not to be unreasonably withheld), modify or amend any Lease unless such modification or amendment complies with the provisions of Section 4.1.9(a)(C) hereof, (ix) shall deposit any Major Lease termination, default or cancellation fees with Lender, to be held by Lender as Rollover Funds; and (ix) shall not enter into any Major Lease without the prior written consent of Lender (such consent not to be unreasonably withheld). Any action in violation of clauses (v), (vi), (vii), (viii) or (ix) of this Section 4.1.9(b) shall be void as against Lender at the election of Lender.
     (c) Lender shall respond to a request for Lender’s approval to any Lease or other matter under Section 4.1.9 hereof delivered, if applicable, together with copies of the applicable lease documents, and, if applicable, a budget setting forth the applicable tenant improvement costs and leasing commissions for which Lender’s consent is required (i) within ten (10) Business Days after Borrower’s written request therefore, or (ii) within five (5) Business Days after Borrower’s written request therefore, provided, that, prior to such five (5) Business Day period Lender has approved all of the economic material terms of such Lease as set forth in a written summary thereof provided by Borrower to Lender. If the correspondence from Borrower requesting such approval contains the following statement at the top of the first page thereof in capitalized, bold faced, 14 point type stating that “IF YOU FAIL TO RESPOND TO OR TO EXPRESSLY DENY THIS REQUEST FOR APPROVAL IN WRITING WITHIN TEN (10) or FIVE (5) BUSINESS DAYS (as the case may be), YOUR APPROVAL SHALL BE DEEMED GIVEN,” and if Lender shall fail to respond to or to expressly deny such request for approval in writing (stating in reasonable detail the reason for such disapproval) within ten (10) or five (5) Business Days (as the case may be) after receipt of Borrower’s written request then Lender’s consent to the action or matter in question with respect to such Lease shall be deemed given. Borrower shall also provide any other information reasonably requested by Lender in writing in connection with such Lease prior to the expiration of such ten (10) or five (5) Business Day (as the case may be) period in order to adequately review the same.

     4.1.10 Alterations. (a) Lender’s prior approval shall be required in connection with any alterations to any Improvements (a) that may have a Material Adverse Effect or (b) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the Alteration Threshold, which approval shall not be unreasonably withheld or delayed or qualified. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations in connection with (i) tenant improvement work performed pursuant to the terms of any Lease executed on or before the date hereof, (ii) tenant improvement work performed pursuant to the terms and provisions of a Lease entered into by Borrower in accordance with the terms of this Agreement, or (iii) alterations performed in connection with the restoration of the Property after the occurrence of a casualty or condemnation in accordance with the terms and provisions of this Agreement. If (x) the total unpaid amounts incurred and to be incurred with respect to any alterations (other than amounts to be paid or reimbursed by tenants under Leases) that require the consent of Lender under this Section 4.1.10 (each such alteration is called a “Material Alteration”) to the Improvements shall at any time exceed the Alteration Threshold and such Material Alterations are not of the type intended to be reimbursed out of the Rollover Funds or the Capital Expenditure Funds or (y) if the Material Alterations are of the type intended to be reimbursed from Rollover Funds or Capital Expenditure Funds, as applicable, and the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements shall at any time exceed the Alteration Threshold and the amount of Rollover Funds and/or Capital Expenditures Funds, as the case may be, on deposit with Lender for the reimbursement of the cost of such alterations, then, to the extent such cost of the Material Alterations exceeds the amount of the Reserve Funds available, Borrower shall promptly deliver to Lender at Borrower’s option, either (i) as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) cash, (B) Letters of Credit, (C) U.S. Obligations, (D) other securities reasonably acceptable to Lender, provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same, or (E) a completion bond issued by a Person having a rating by S&P of not less than A-1+ if the term of such bond is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a Person having a rating that is reasonably acceptable to Lender and that the applicable Rating Agency or Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the then current ratings assigned to the Securities issued in connection with a Securitization, such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such Material Alterations (other than such amounts to be paid or reimbursed by tenants under the Leases) over the Alteration Threshold, less the amount of the Rollover Funds and the Capital Expenditure Funds to the extent that the alterations are of the type intended to be reimbursed from Rollover Funds or Capital Expenditure Reserve Funds, as applicable or (ii) cause an Acceptable Indemnitor to execute and deliver to Lender an Alteration Indemnity in the form attached hereto as Schedule VIII with respect to such Material Alterations, such Alteration Indemnity to be in an amount equal to the excess of the total unpaid amounts with respect to such Material Alterations to the Improvements (other than such amounts to be paid or reimbursed by tenants under the Leases) over the Alteration Threshold and the amount of Rollover Funds and Capital Expenditure Funds, as the case may be, on deposit with Lender for such Material Alterations; the Alteration Indemnity will be accompanied by a “bring down” of the Nonconsolidation Opinion. The amount indemnified under the Alteration Indemnity and the amount guaranteed under any Qualified Guaranty shall not at any time ,in the aggregate, exceed $40,000,000.00.
     (b) With respect to any Material Alterations, Borrower shall deliver to Lender via a nationally recognized overnight courier for overnight delivery its request for approval of such proposed alterations (the “Proposed Alterations”), together with all materials, plans, specifications, documents and any other information (and in such detail) as reasonably requested by Lender in order to evaluate such Proposed Alterations (each, an “Alteration Request”). Each Alteration Request shall contain a legend on the top of the cover page thereof, which legend shall be in boldface type and in a font size of not less than 20 points, stating that Lender’s failure to respond to the Alteration Request within twenty (20) Business Days shall be deemed to be an approval by Lender of the Proposed Alterations set forth therein. In the event that Lender fails to notify Borrower within twenty (20) Business Days of Lender’s receipt of an Alteration Request that Lender (i) requires additional information or documentation to evaluate the Proposed Alterations, (ii) requires modifications, amendments or other changes to be made to the plans and specifications with respect to such Proposed Alterations as a condition to the approval thereof, (iii) consents to such Proposed Alterations, or (iv) withholds its consent to such Proposed Alterations (each of items (i) through (iii) above, an “Alteration Response”), Borrower shall send to Lender a written notice (an “Alteration Final Notice”) via a nationally recognized overnight courier for overnight delivery, which notice shall contain a legend on the top of the cover page thereof, which legend shall be capitalized, bold faced, not less than 14 points type, stating that “IF YOU FAIL TO RESPOND TO OR TO EXPRESSLY DENY THIS REQUEST FOR APPROVAL IN WRITING WITHIN TWENTY (20) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN.” In the event that Lender fails to provide an Alteration Response to Borrower within twenty (20) Business Days of Lender’s receipt of the Alteration Final Notice, Lender shall be deemed to have approved of such Proposed Alterations; provided, that, with respect to any Proposed Alterations which are approved or deemed approved by Lender, such approval or deemed approval shall not extend to any material changes or modifications to the plans and specifications or other materials submitted to Lender in the Alteration Request, and Borrower shall be required to submit to Lender any such material changes or modifications for approval in accordance with this Section 4.1.10; provided, further, that, in the case of clauses (i) and (ii) above, Lender shall have a period of time to respond to Borrower, as provided herein, equal to the greater of (A) the unexpired portion of the period of time in which Lender is otherwise entitled to provide an Alteration Response to Borrower as set forth above, and (B) ten (10) Business Days after receipt by Lender of any requested additional information or documentation, or any modification, amendment or other change to the plans and specifications for any Proposed Alteration requested by Lender, and the failure by Lender to so respond within such time period shall constitute deemed approval by Lender. In the event Lender shall withhold its consent to any Proposed Alteration, Lender shall provide Borrower with a reasonably detailed description of the reasons therefor.
     4.1.11 Material Agreements. Borrower shall (a) promptly perform and/or observe all of the material covenants and agreements required to be performed and observed by it under each Material Agreement and Operating Agreement to which it is a party, and do all things necessary to preserve and to keep unimpaired its rights thereunder, (b) promptly notify Lender in writing of the giving of any notice of any default by any party under any Material Agreement and Operating Agreement of which it is aware and (c) promptly enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the other party under each Material Agreement and Operating Agreement to which it is a party in a commercially reasonable manner.
     4.1.12 Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by Borrower without the prior consent of Lender.
     4.1.13 Costs of Enforcement/Remedying Defaults. In the event (a) that the Mortgage is foreclosed in whole or in part or the Note or any other Loan Document is put into the hands of an attorney for collection, suit, action or foreclosure, (b) the foreclosure of any Lien or Mortgage prior to or subsequent to the Mortgage in which proceeding Lender is made a party, (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any Principal or an assignment by Borrower or any Principal for the benefit of its creditors, or (d) Lender shall remedy or attempt to remedy any Event of Default hereunder, Borrower shall be chargeable with and agrees to pay all costs actually incurred by Lender as a result thereof, including costs of collection and defense (including reasonable attorneys’, experts’, consultants’ and witnesses’ fees and disbursements) in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, which shall be due and payable on demand, together with interest thereon from the date incurred by Lender at the Default Rate, and together with all required service or use taxes.
     4.1.14 Business and Operations. Borrower will continue to engage in the businesses currently conducted by it as and to the extent the same are necessary for the ownership and leasing of the Property. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership and leasing of the related Property. Borrower shall at all times cause the Property to be maintained as an office property with related ancillary uses.
     4.1.15 Intentionally Omitted.
     4.1.16 Handicapped Access. (a) Borrower covenants and agrees that the Property shall at all times comply in all material respects, to the extent applicable, with the requirements of the Americans with Disabilities Act of 1990, all state and local laws and ordinances related to handicapped access and all rules, regulations, and orders issued pursuant thereto including, without limitation, the Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities (collectively, “Access Laws”).
     (b) Notwithstanding any provisions set forth herein or in any other document regarding Lender’s approval of alterations of the Property, (i) Borrower shall make and shall require all Tenants to make, any alterations to the Property in material compliance with all applicable Access Laws and (ii) Lender may condition any approval of alterations hereunder upon receipt of a certificate of Access Law compliance from an architect, engineer, or other person acceptable to Lender.

     (c) Borrower covenants and agrees to give prompt notice to Lender of the commencement of any proceedings or investigations which relate to compliance with applicable Access Laws.
     4.1.17 Notice of Certain Events. Borrower shall promptly notify Lender of (a) any Default or Event of Default, together with a detailed statement of the steps being taken to cure such Default or Event of Default; (b) any notice of default received by Borrower under other material obligations relating to the Property or otherwise material to Borrower’s business; and (c) any pending legal, judicial or regulatory proceedings, including any dispute between Borrower and any Governmental Authority, affecting Borrower or the Property, which, if adversely determined, would have a Material Adverse Effect.
     4.1.18 Further Assurances. Borrower shall promptly (a) cure any defects in the execution and delivery of the Loan Documents, (b) execute and deliver, or cause to be executed and delivered, all such other documents, agreements, certificates, assignments and other writings as Lender may reasonably request to further evidence and more fully describe the collateral for the Loan, to correct any omissions in the Loan Documents, to perfect, protect or preserve the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents and any Liens created under any of the Loan Documents, or to make any recordings, file any notices, or obtain any consents, as may be necessary or appropriate in connection therewith and (c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time. Borrower grants Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender under the Loan Documents, at law and in equity, provided, that, the Lender shall not act under such power of attorney unless Borrower has failed to act within five (5) days of Lender’s written request for action by Borrower.
     4.1.19 Taxes on Security. Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Note or the Liens created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on Lender. If there shall be enacted any law (a) deducting the Loan from the value of the Property for the purpose of taxation, (b) affecting any Lien on the Property, or (c) changing existing laws of taxation of mortgages, deeds of trust, security deeds, or debts secured by real property, or changing the manner of collecting any such taxes, Borrower shall promptly pay to Lender, on demand, all taxes, costs and charges for which Lender is or may be liable as a result thereof; however, if such payment would be prohibited by law or would render the Loan usurious, then instead of collecting such payment, Lender may declare all amounts owing under the Loan Documents due and payable to Lender within ninety (90) days of Lender’s demand therefor.
     4.1.20 Condominium Obligations. Borrower (i) shall pay all maintenance and Condominium Assessments and shall observe and perform the obligations imposed upon it under the Condominium Documents; (ii) shall enforce the terms, covenants and conditions contained in the Condominium Documents to be observed or performed upon the part of the other parties thereunder in a commercially reasonable manner; (iii) shall not alter, modify or change the terms of the Condominium Documents without Lender’s consent, such consent not to be unreasonably withheld, delayed or qualified, (iv) shall comply with any such state, local or federal law, rule and regulation applicable to the condominium regime at the Property, the Condominium Units or the sale or transfer of the Condominium Units, including, but not limited to, the securities and condominium laws of the State and the rules and regulations pertaining thereto, if applicable, (v) shall, except as provided herein, take all actions as may be necessary from time to time to preserve and maintain the condominium regime at the Property in accordance with Article 9-B of the New York Real Property Law, and (vi) shall give to Lender prompt notice of any notice of any special assessment relating to the condominium regime received by Borrower.
     4.1.21 East River Franchise and Chilled Water Agreements. Borrower (i) shall observe and perform the obligations imposed upon it under the East River Franchise Agreement and the Chilled Water Agreement; (ii) shall enforce the terms, covenants and conditions contained in the East River Franchise Agreement and the Chilled Water Agreement to be observed or performed upon the part of the other parties thereunder in a commercially reasonable manner; (iii) shall not terminate, alter, modify or change the terms of the East River Franchise Agreement or the Chilled Water Agreement without Lender’s consent, such consent not to be unreasonably withheld, delayed or qualified, and (iv) shall deliver to Lender copies of any notices of default or revocation received with respect to the East River Franchise Agreement and the Chilled Water Agreement.
     Section 4.2 Borrower Negative Covenants. Borrower covenants and agrees with Lender that:
     4.2.1 Liens. Borrower shall not create, incur, assume or, subject to Borrower’s rights in this Agreement and the other Loan Documents to contest the validity and application of Liens, suffer to exist any Lien on any portion of the Property except for Permitted Encumbrances.
     4.2.2 Dissolution. Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower except to the extent expressly permitted by the Loan Documents, or (d) cause, permit or suffer any SPC Party to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which such SPC Party would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate the certificate of incorporation or bylaws of such SPC Party, in each case without obtaining the prior consent of Lender in any matter that (i) violates the single purpose covenants set forth in Section 3.1.24, or (ii) amends, modifies or otherwise changes any provision thereof that by its terms cannot be modified at any time when the Loan is outstanding or by its terms cannot be modified without Lender’s consent.
     4.2.3 Change in Business. Borrower shall not enter into any line of business other than the ownership and operation of the Property.
     4.2.4 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to

Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.
     4.2.5 Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the partners of Borrower except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s length transaction with an unrelated third party.
     4.2.6 Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender (such consent not to be unreasonably withheld or delayed). Borrower shall use commercially reasonable efforts to cause Goldman Tenant to obtain an amended certificate of occupancy with respect to the permit issued by the City of New York to change the occupancy load on floors 42, 46, 48 and 50 at the Property or to otherwise comply with all Legal Requirements with respect to such permits.
     4.2.7 Assets. Borrower shall not purchase or own any property other than the Property and any property necessary or incidental for the operation of the Property. Borrower may make loans to any of its Affiliates, provided that, Borrower shall not enforce any of its remedies with respect thereto during the term of the Loan.
     4.2.8 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.
     4.2.9 Principal Place of Business. Borrower shall not change its principal place of business from the address set forth on the first page of this Agreement without first giving Lender twenty (20) days prior notice.
     4.2.10 ERISA. (a) Throughout the term of the Loan (A) Borrower will not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, (B) none of the assets of Borrower will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, (C) Borrower will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (D) transactions by or with Borrower will not be subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans.
     (b) Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one or more of the following circumstances is true:
     (A) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);
     (B) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or
     (C) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).
     4.2.11 Material Agreements. Borrower shall not, without Lender’s prior written consent (such consent not to be unreasonably withheld or delayed): (a) enter into any Material Agreement or Operating Agreement, except on an arm’s-length basis and commercially reasonable terms (b) surrender or terminate any Material Agreement or Operating Agreement to which it is a party (unless the other party thereto is in material default or the termination of such agreement would be commercially reasonable), (b) increase or consent to the increase of the amount of any charges under any Material Agreement or Operating Agreement to which it is a party, except as provided therein or on an arms-length basis and commercially reasonable terms; or (c) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any Material Agreement or Operating Agreement to which it is a party in any material respect, except on an arms’-length basis and commercially reasonable terms.
ARTICLE V
INSURANCE, CASUALTY AND CONDEMNATION.
     Section 5.1 Insurance.
     5.1.1 Insurance Policies. (a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property providing at least the following coverages:
     (i) comprehensive “All Risk” or “Special Perils” insurance on the Improvements and the personal property at the Property (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and personal property at the Property waiving all co-insurance provisions; (C) providing for no deductible in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) for all such insurance coverage; and (D) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses. In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area,” flood hazard insurance in an amount equal to the lesser of (1) the outstanding principal balance of the Note or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Lender shall reasonably require, except with respect to portions of the Property located in Flood Zone A-7 in which Borrower shall maintain $50,000,000.00 of flood insurance with a maximum deductible of up to five percent (5%); and (z) earthquake insurance in amounts and in form and substance satisfactory to Lender (notwithstanding anything to the contrary set forth in Section 5.1.2 hereof, such insurance shall be provided by insurance companies having a claims paying ability rating reasonably acceptable to Lender) in the event the Property is located in an area with a high degree of seismic activity, provided that the insurance pursuant to clauses (y) and (z) hereof shall otherwise be on terms consistent with the comprehensive “All Risk” or “Special Perils” insurance policy required under this subsection (i).
     (ii) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than Five Million and No/100 Dollars ($5,000,000); (B) to continue at not less than the aforesaid limit until required to be changed by Lender by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; and (5) contractual liability covering the indemnities contained in Article 9 of the Mortgage to the extent the same is available; the deductible for this coverage shall not exceed $250,000.00;
     (iii) business income insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above for a period commencing at the time of loss for such length of time as it takes to repair or replace with the exercise of due diligence and dispatch; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected gross income from the Property for a period from the date of loss to a date (assuming total destruction) which is twenty-four (24) months from the date that the Property is repaired or replaced and operations are resumed. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from the Property for the succeeding twenty-four (24) month period. All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;
     (iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;
     (v) workers’ compensation, subject to the statutory limits of the state in which the Property is located, and employer’s liability insurance with a limit of at least One Million and No/100 Dollars ($1,000,000) per accident and per disease per employee, and statutory limits for disease aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);
     (vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;
     (vii) umbrella liability insurance in addition to primary coverage in an amount not less than Seventy-Five Million and No/100 Dollars ($75,000,000) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above and (viii) below;
     (viii) motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000);
     (ix) so-called “dramshop” insurance or other liability insurance required in connection with the sale of alcoholic beverages;
     (x) insurance against employee dishonesty in an amount not less than one (1) month of gross revenue from the Property and with a deductible not greater than Twenty-Five Thousand and No/100 Dollars ($25,000); and
     (xi) insurance coverage for Terrorism Losses and the loss of business income resulting from Terrorism Losses, may be maintained by Borrower, at its option, either (A) as part of its “All Risk” or “Special Perils” and business income insurance required under Sections 5.1.1(a)(i) and (iii) above on terms consistent with those required under Sections 5.1.1(a)(i) and (iii) above except that such coverage shall be in an amount (the “Minimum Coverage Amount”) at least equal to the lesser of (a) the outstanding principal balance of the Loan (provided such policy contains a waiver of coinsurance) or (b) the sum of the business income insurance equal to 100% of the projected gross income from the Property for a period of twenty-four (24) months from the date that the Property is repaired or replaced and operations are resumed plus the Full Replacement Cost; (B) through a policy or policies covering multiple locations so long as such coverage is on terms consistent with those required under Sections 5.1.1(a)(i) and (iii) above with a deductible of not greater than $250,000 and such coverage is in an amount equal to the Minimum Coverage Amount and further provided that if any claim is made (unless on per occurrence basis) under such policy or policies reducing the amount of coverage below that which is required to be maintained under this Section, then Borrower shall increase the amount of such policy or policies to an amount that satisfies the requirements of this Section; or (C) as a stand-alone policy or policies that covers solely the Property against Terrorism Losses, which stand-alone policy or policies shall be on terms consistent with those required under Sections 5.1.1(a)(i) and (iii) above with a deductible of not greater than $5,000,000.00 and such coverage is in an amount equal to the Minimum Coverage Amount. Notwithstanding the foregoing, in no event shall Borrower be required to pay annual premiums for insurance covering Terrorism Losses in excess of the Terrorism Premium Limit (i.e., if the cost exceeds the Terrorism Premium Limit, Borrower shall obtain as much coverage as is available at a cost equal to the Terrorism Premium Limit);
     (xii) upon sixty (60) days’ written notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.
     (b) All insurance provided for in Section 5.1.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or, in the singular, the “Policy”) and, to the extent not specified above, shall be subject to the reasonable approval of Lender as to deductibles, loss payees and insureds. Not less than five (5) Business Days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Lender of payment of the premiums then due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.
     (c) Any blanket insurance Policy (“Blanket Policy”) shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 5.1.1(a).
     (d) All Policies of insurance provided for or contemplated by Section 5.1.1(a) shall be primary coverage and, except for the Policy referenced in Section 5.1.1(a)(v), shall name Borrower as the insured and Lender and its successors and/or assigns as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood, earthquake and terrorism insurance, shall contain a so-called New York standard non contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender. Borrower shall not procure or permit any of its constituent entities to procure any other insurance coverage which would be on the same level of payment as the Policies or would adversely impact in any way the ability of Lender or Borrower to collect any proceeds under any of the Policies.
     (e) All Policies of insurance provided for in Section 5.1.1(a), except for the Policies referenced in Section 5.1.1(a)(v) and (a)(viii), shall contain clauses or endorsements to the effect that:
     (i) no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;
     (ii) the Policy shall not be canceled without at least thirty (30) days’ written notice to Lender and any other party named therein as an additional insured and, if obtainable by Borrower using commercially reasonable efforts, shall not be materially changed (other than to increase the coverage provided thereby) without such a thirty (30) day notice; and
     (iii) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.
     (f) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate and all premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Mortgage and shall bear interest at the Default Rate.
     (g) In the event of foreclosure of the Mortgage or other transfer of title to the Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.
     (h) In no event shall Borrower permit the Board of Managers (as defined in the Declaration) to obtain the insurance required to be obtained by Borrower pursuant to Section 5.1.1(a)(i), (iii), (iv) and (vi) of this Agreement, nor shall the Board of Managers be named as an additional insured or loss payee under any such policy.
     (i) Lender acknowledges that for the current period of the Policy, the Insurance Premiums will not be paid twelve (12) months in advance, but rather, are financed by Borrower. This arrangement is acceptable to Lender, provided, that (i) Borrower provides Lender for its review and reasonable approval the details of such financing arrangement; (ii) Borrower provides Lender with evidence that all periodic Insurance Premium payments have been paid at its request, per the terms of the financing arrangement, as they become due; (iii)

Lender receives not less than thirty (30) days prior written notice of any potential termination or expiration of any insurance coverages required herein. In addition, Borrower agrees that upon the expiration of the Policy scheduled to occur on December 31, 2006, it shall replace the Montpelier Reinsurance Co. layer with an acceptable insurer such that the Policy shall no longer be subject to co-insurance to extent commercially available at commercially reasonable rates, provided that Lender and Borrower shall not be exposed to co-insurance risk (i.e. Borrower obtains an “agreed upon value” Endorsement to the Policy).
     5.1.2 Insurance Company. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the state in which the Property is located and having a claims paying ability rating with the issuing companies and or within the reinsurance companies/organizations that reinsure 100% of the risks of the issuing companies, of “A” or better by S&P and Fitch and an insurance financial strength rating of “Aa2” by Moody’s (provided, however, (A) if more than one (1) but less than five (5) insurance companies issue the Policies required hereunder, then at least seventy-five percent (75%) of the applicable insurance coverages represented by the Policies required hereunder must be provided by insurance companies having a credit rating of “A” or better by S&P (or the equivalent rating by Moody and Fitch) and the balance of the applicable insurance coverages represented by the Policies required hereunder must be provided by insurance companies having a credit rating of “A” or better by S&P (or the equivalent rating by Moody and Fitch), or (B) if five (5) or more insurance companies issue the Policies required hereunder, then at least seventy percent (70%) of the applicable insurance coverages required hereunder must be provided by insurance companies having a credit rating of “A-” or better by S&P (or the equivalent rating by Moody and Fitch) and at least 95% of the total of the applicable insurance coverages required hereunder must be provided by insurance companies having a credit rating of “BBB” or better by S&P (or the equivalent rating by Moody and Fitch); provided further, however, that in no event shall any insurance company providing primary insurance coverage hereunder have a credit rating of less than “A” by S&P (or the equivalent rating by Moody and Fitch)). If a Securitization occurs, the foregoing required insurance company rating by a Rating Agency not rating any Securities shall be disregarded. If a Securitization occurs and S&P is not a Rating Agency, each of the insurance companies shall have the ratings from Fitch and Moody’s as provided above; provided, however, if Fitch or Moody’s shall not provide a rating for an insurance company, then an A.M. Best rating of A(X) shall be substituted for an S&P rating of “A-” or better and an A.M. Best rating of A-VIII for each of the other foregoing rating requirements of S&P, Fitch or Moody’s, as applicable. Notwithstanding the foregoing, Borrower shall be permitted to maintain the Policies required hereunder with insurance companies which do not meet the foregoing requirements (an “Otherwise Rated Insurer”), provided Borrower obtains a “cut-through” endorsement (that is, an endorsement which permits recovery against the provider of such endorsement) with respect to any Otherwise Rated Insurer from an insurance company which meets the claims paying ability ratings required above. Moreover, if Borrower desires to maintain insurance required hereunder from an insurance company which does not meet the claims paying ability ratings set forth herein but the parent of such insurance company, which owns at least fifty-one percent (51%) of such insurance company, maintains such ratings, Borrower may use such insurance companies if approved by the Rating Agencies (such approval may be conditioned on items required by the Rating Agencies including a requirement that the parent guarantee the obligations of such insurance company).

     5.1.3 Concordia Insurance Limited. Notwithstanding anything to the contrary contained in Section 5.1.2, with respect to insurance required to be maintained by Borrower pursuant to Section 5.1.1(a)(xi) hereof, Concordia Insurance, LLC (“Concordia”) shall be an acceptable insurer of excess property insurance, perils of terrorism and acts of terrorism so long as (i) the policy issued by Concordia has (a) a per occurrence limit of no less than $500,000,000 and (b) a deductible of no greater than $100,000, (ii) other than the $100,000 deductible, the portion of such insurance which is not reinsured by TRIA, is reinsured by an insurance carrier rated no less than “A” (or its equivalent) by all of the Rating Agencies rating the Securities, (iii) TRIA or a similar federal statute is in effect and provides that the federal government must reinsure that portion of any terrorism insurance claim above (a) the applicable deductible payable by Concordia and (b) those amounts which are reinsured pursuant to clause (ii) above, (iv) Concordia is not the subject of a bankruptcy or similar insolvency proceeding and (v) no Governmental Authority issues any statement, finding or decree that insurers of perils of terrorism similar to Concordia (i.e., captive insurers arranged similar to Concordia) do not qualify for the payments or benefits of TRIA. In the event that Concordia is providing insurance coverage (A) to other properties in close proximity to the Property, and/or (B) to other properties owned by a Person(s) who is not an Affiliate of Borrower, and such insurance is not subject to the same reinsurance and other requirements of this Section 5.1.3, then Lender may reasonably re-evaluate the limits and deductibles of the insurance required to be provided by Concordia hereunder. In the event any of the foregoing conditions are not satisfied, Concordia shall not be deemed an acceptable insurer of Terrorism Losses. Borrower represents, warrants and covenants to Lender on behalf of Concordia that the insurance premiums for the insurance coverages provided to Borrower by Concordia are fair market value insurance premiums.
     Section 5.2 Casualty and Condemnation.
     5.2.1 Casualty. If the Property shall sustain a Casualty, Borrower shall give prompt notice of such Casualty to Lender and shall promptly commence and diligently prosecute to completion the repair and restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such Casualty (a “Restoration”) and otherwise in accordance with Section 5.3, it being understood, however, that Borrower shall not be obligated to restore the Property to the precise condition of the Property prior to such Casualty provided the Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower. In the event of a Casualty where the loss does not exceed Restoration Threshold, Borrower may settle and adjust such claim; provided that (a) no Event of Default has occurred and is continuing and (b) such adjustment is carried out in a commercially reasonable and timely manner. In the event of a Casualty where the loss exceeds the Restoration Threshold or if an Event of Default then exists, Borrower may settle and adjust such claim only with the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed) and Lender shall have the opportunity to participate, at Borrower’s cost, in any such adjustments. Notwithstanding any Casualty, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement.

     5.2.2 Condemnation. Borrower shall give Lender prompt notice of any actual or threatened Condemnation by any Governmental Authority of all or any part of the Property and shall deliver to Lender a copy of any and all papers served in connection with such proceedings. Provided no Event of Default has occurred and is continuing, in the event of a Condemnation where the amount of the taking does not exceed the Restoration Threshold, Borrower may settle and compromise such Condemnation; provided that the same is effected in a commercially reasonable and timely manner. In the event of a Condemnation where the amount of the taking exceeds the Restoration Threshold or if an Event of Default then exists, Borrower may settle and compromise the Condemnation only with prior written the consent of Lender (which consent shall not be unreasonably withheld or delayed) and Lender shall have the opportunity to participate, at Borrower’s cost, in any litigation and settlement discussions in respect thereof and Borrower shall from time to time deliver to Lender all instruments requested by Lender to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Lender is hereby irrevocably appointed as Borrower’s attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any Award and to make any compromise or settlement in connection with any such Condemnation that Lender is otherwise permitted to settle pursuant to the terms of this Agreement. Notwithstanding any Condemnation, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement. Lender shall not be limited to the interest paid on the Award by any Governmental Authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by any Governmental Authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 5.3. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.
     5.2.3 Casualty Proceeds. Notwithstanding the last sentence of Section 5.1.1(a)(iii) and provided no Event of Default then exists hereunder, proceeds received by Lender on account of the business interruption insurance specified in Section 5.1.1(a)(iii) above with respect to any Casualty shall be deposited by Lender directly into the Borrower Account (as defined in the Clearing Account Agreement) but (a) only to the extent it reflects a replacement for (i) lost Rents that would have been due under Leases existing on the date of such Casualty, and/or (ii) lost Rents under Leases that had not yet been executed and delivered at the time of such Casualty which Borrower has proven to the insurance company would have been due under such Leases (and then only to the extent such proceeds disbursed by the insurance company reflect a replacement for such past due Rents) and (b) only to the extent necessary to fully make the disbursements required by Section 3.3(a)(i) through (a)(vi) of the Cash Management Agreement. All other such proceeds shall be held by Lender and disbursed in accordance with Section 5.3 hereof.
     Section 5.3 Delivery of Net Proceeds.
     5.3.1 Minor Casualty or Condemnation. If a Casualty or Condemnation has occurred to the Property and the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, and provided no Event of Default shall have occurred and remain uncured, the Net Proceeds will be disbursed by Lender to Borrower. Promptly after receipt of the Net Proceeds, Borrower shall commence and satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement. If any Net Proceeds are received by Borrower and may be retained by Borrower pursuant to the terms hereof, such Net Proceeds shall, until completion of the Restoration, be held in trust for Lender and shall be segregated from other funds of Borrower to be used to pay for the cost of Restoration in accordance with the terms hereof.
     5.3.2 Major Casualty or Condemnation. (a) If a Casualty or Condemnation has occurred to the Property and the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration is equal to or greater than the Restoration Threshold, Lender shall make the Net Proceeds available for the Restoration, provided that each of the following conditions are met:
     (i) no Event of Default shall have occurred and be continuing;
     (ii) (A) in the event the Net Proceeds are insurance proceeds, less than thirty percent (30%) of the total floor area of the Improvements at the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (B) in the event the Net Proceeds are an Award, less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is the subject of the Condemnation;
     (iii) Leases requiring payment of annual rent equal to sixty-five (65%) of the Gross Income from Operations received by Borrower during the twelve (12) month period immediately preceding the Casualty or Condemnation and all Major Leases shall remain in full force and effect during and after the completion of the Restoration without abatement of rent beyond the time required for Restoration, notwithstanding the occurrence of such Casualty or Condemnation;
     (iv) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;
     (v) Lender shall be satisfied that any operating deficits and all payments of principal and interest under the Note will be paid during the period required for Restoration from (A) the Net Proceeds, or (B) other funds of Borrower;
     (vi) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (A) the date six (6) months prior to the Maturity Date, (B) the earliest date required for such completion under the terms of any Lease, (C) such time as may be required under applicable Legal Requirements in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable or (D) the expiration of the insurance coverage referred to in Section 5.1.1(a)(iii);
     (vii) the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;
     (viii) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;
     (ix) such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property or the related Improvements; and
     (x) all Operating Agreements shall remain in full force and effect.
     (b) The Net Proceeds shall be paid directly to Lender and held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 5.3.2, shall constitute additional security for the Debt. The Net Proceeds (and all interest accrued thereon) shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (i) all requirements set forth in Section 5.3.2(a) have been satisfied, (ii) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (iii) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property arising out of the Restoration which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.
     (c) All plans and specifications required in connection with the Restoration shall be subject to prior approval of Lender (not to be unreasonably withheld or delayed) and an independent architect selected by Lender (the “Casualty Consultant”). The plans and specifications shall require that the Restoration be completed in a first-class workmanlike manner at least equivalent to the quality and character of the original work in the Improvements (provided, however, that in the case of a partial Condemnation, the Restoration shall be done to the extent reasonable practicable after taking into account the consequences of such partial Condemnation), so that upon completion thereof, the Property shall be at least equal in value and general utility to the Property prior to the damage or destruction; it being understood, however, that Borrower shall not be obligated to restore the Property to the precise condition of the Property prior to such Casualty provided the Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty. Borrower shall restore all Improvements such that when they are fully restored and/or repaired, such Improvements and their contemplated use fully comply with all applicable material Legal Requirements. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to approval (not to be unreasonably withheld or delayed) of Lender and the Casualty Consultant. All reasonable out of pocket costs and expenses actually incurred by Lender in connection with recovering, holding and advancing the Net Proceeds for the Restoration including, without limitation, reasonable attorneys’ fees and disbursements and the Casualty Consultant’s fees and disbursements, shall be paid by Borrower.
     (d) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, less the Casualty Retainage. The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until such time as the Casualty Consultant certifies to Lender that fifty percent (50%) or more of the Restoration has been completed following which the Casualty Retainage shall be reduced to five percent (5%) until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 5.3.2(d), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.3.2(d) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, notwithstanding the foregoing, Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
     (e) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.
     (f) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.3.2 shall constitute additional security for the Debt.

     (g) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.3.2, and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under any of the Loan Documents; provided, however, the amount of such excess returned to Borrower in the case of a Condemnation shall not exceed the amount of Net Proceeds Deficiency deposited by Borrower with the balance being applied to the Debt in the manner provided for in subsection 5.3.2(h).
     (h) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 5.3.2(g) may be retained and applied by Lender toward the payment of the Debt, whether or not then due and payable, in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall designate.
ARTICLE VI
RESERVE FUNDS
     Section 6.1 Intentionally Omitted.
     Section 6.2 Tax Funds.
     6.2.1 Deposits of Tax Funds. At all times during a Cash Sweep Period, Borrower shall, pursuant to the Cash Management Agreement, make deposits on each Monthly Payment Date in an amount equal to one-twelfth of the Taxes that Lender reasonably estimates will be payable with respect to the Property during the next ensuing twelve (12) months in order to accumulate sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates. Amounts deposited pursuant to this Section 6.2.1 are referred to herein as the “Tax Funds” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Tax Fund Reserve Account”. If at any time deposits are required to be made pursuant to this Section 6.2.1 and Lender reasonably determines that the Tax Funds will not be sufficient to pay the Taxes, Lender shall notify Borrower of such determination and the monthly deposits for Taxes shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the respective due dates for the Taxes; provided that if Borrower receives notice of any deficiency after the date that is ten (10) days prior to the date that Taxes are due, Borrower will deposit such amount within one (1) Business Day after its receipt of such notice. Borrower has deposited with Lender on the date hereof the sum of $7,374,632.00 (the “Unassessed Tax Funds”) to be held in the Tax Fund Reserve Account and to be disbursed in accordance with Section 6.2.2 with respect to those portions of the Property which are currently not assessed for Taxes for the 2004/05 and 2005/06 tax years (the “Unassessed Property”). In the event that New York City fails to correctly calculate and bill the Borrower for real estate taxes with respect all or any portion of to the Unassessed Property within six (6) months from the date hereof, Borrower may replace the Unassessed Tax Funds by delivering to Lender a Qualified Letter of Credit and/or Qualified Guaranty (or any combination thereof) in an aggregate amount equal to the Unassessed Tax Funds or such other amount reasonably agreed to by Lender at which time Lender shall return the Unassessed Tax Funds, together with interest thereon, to Borrower. The Qualified Guaranty shall be accompanied by a “bring down” of the Nonconsolidation Opinion. In no event shall the amount indemnified under the Alteration Indemnity and the amount guaranteed under any Qualified Guaranties, in the aggregate, at any time exceed $40,000,000.00. Upon payment of such Taxes for the Unassessed Property, the balance of the Unassessed Tax Funds, together with interest thereon, shall be returned to Borrower.
     6.2.2 Release of Tax Funds. Lender shall apply the Tax Funds to payments of Taxes before the date Taxes are due and payable, provided that no Event of Default is continuing and subject to Lender’s receipt of all necessary bills for Taxes to be so paid at least ten (10) Business Days prior to the date the same are due and payable. In making any payment relating to Taxes, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax Funds shall exceed the amounts due for Taxes, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax Funds. Any Tax Funds remaining after the occurrence of a Defeasance Event or the Debt has been paid in full shall be returned to Borrower.
     Section 6.3 Insurance Funds.
     6.3.1 Deposits of Insurance Funds. At all times during a Cash Sweep Period, Borrower shall, pursuant to the Cash Management Agreement, make deposits on each Monthly Payment Date in an amount equal to one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies. Amounts deposited pursuant to this Section 6.3.1 are referred to herein as the “Insurance Funds”. If at any time deposits are required to be made pursuant to this Section 6.3.1 and Lender reasonably determines that the Insurance Funds will not be sufficient to pay the Insurance Premiums, Lender shall notify Borrower of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the Policies. Notwithstanding the foregoing, deposits of Insurance Funds under this Section 6.3.1 shall not be required in respect of Insurance Premiums payable under Blanket Policies maintained by Borrower in accordance with Section 5.1 hereof, provided, that Lender receives evidence reasonably acceptable to it of Borrower making the payment of all such Insurance Premiums.
     6.3.2 Release of Insurance Funds. Lender shall apply the Insurance Funds to payment of Insurance Premiums before the date Insurance Premiums are due and payable, provided that no Event of Default is continuing and subject to Lender’s receipt of all necessary bills and/or invoices for Insurance Premiums to be so paid at least ten (10) Business Days prior to the date the same are due and payable. In making any payment relating to Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from the insurer or its agent, without inquiry into the accuracy of such bill, statement or estimate. If the amount of the Insurance Funds shall exceed the amounts due for Insurance Premiums, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Insurance Funds. Any Insurance Funds remaining after the occurrence of a Defeasance Event or the Debt has been paid in full shall be returned to Borrower.
     Section 6.4 Capital Expenditure Funds.
     6.4.1 Deposits of Capital Expenditure Funds. At all times during a Cash Sweep Period, Borrower shall make deposits on each Monthly Payment Date in an amount equal to Fifty Thousand Three Hundred Seven and 31/100 Dollars $50,307.31 for Capital Expenditures. Amounts deposited pursuant to this Section 6.4.1 are referred to herein as the “Capital Expenditure Funds”. To the extent the balance in the Capital Expenditures Fund should equal or exceed $1,207,375.44 then Borrower’s obligation for such monthly deposits under this Section 6.4.1 shall be suspended; provided, however, such obligations for monthly deposits shall be reinstated to the extent the balance in the Capital Expenditures Fund should thereafter be less than $1,207,375.44.
     6.4.2 Release of Capital Expenditure Funds. (a) Lender shall disburse Capital Expenditure Funds only for Capital Expenditures.
     (b) Lender shall disburse to Borrower the Capital Expenditure Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the Capital Expenditures to be paid, (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured and Lender shall not have exercised its right to cause the Borrower to replace the Manager (if any) pursuant to Section 7.3 hereof, provided, that, the condition set forth in this clause (ii) below shall not be applicable in the event that the Capital Expenditure for which a request for payment has been submitted relates to the installation, maintenance or improvement of fire or smoke alarms, sprinklers or other life safety systems, (iii) Lender shall have received an Officer’s Certificate (A) stating that the items to be funded by the requested disbursement are Capital Expenditures, (B) stating that all Capital Expenditures at the Property to be funded by the requested disbursement have been completed or, subject to clause (D) below, performed, in a good and workmanlike manner and in accordance with all applicable Legal Requirements, such Officer’s Certificate to be accompanied by a copy of any license, permit or other approval required by any Governmental Authority in connection with the Capital Expenditures, (C) identifying each Person that supplied materials or labor in connection with the Capital Expenditures to be funded by the requested disbursement, and (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement for all costs relating to such Capital Expenditure as of the date identified in such Certificate, or in the event that the cost of the Capital Expenditure to be funded by the requested disbursement is in excess of $250,000 and the underlying contract requires payment before such Capital Expenditure is fully completed, stating that such Person has been paid in full or will be paid in full for the work performed upon such disbursement, such Officer’s Certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, (iv) at Lender’s option, if the cost of any individual Capital Expenditure exceeds One Million Dollars ($1,000,000), a title search for the

Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender, (v) at Lender’s option, if the cost of any individual Capital Expenditure exceeds One Million and No/100 Dollars ($1,000,000), Lender shall have received a report reasonably satisfactory to Lender in its reasonable discretion from an architect or engineer approved by Lender in respect of such architect or engineer’s inspection of the required repairs, and (vi) Lender shall have received such other evidence as Lender shall reasonably request that the Capital Expenditures at the Property to be funded by the requested disbursement have been completed or, subject to clause (D) above, performed, and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to disburse Capital Expenditure Funds more frequently than once each calendar month, unless such requested disbursement is in an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total amount of Capital Expenditure Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).
     (c) Nothing in this Section 6.4.2 shall (i) make Lender responsible for making or completing the Capital Expenditures Work; (ii) require Lender to expend funds in addition to the Capital Expenditure Funds to complete any Capital Expenditures Work; (iii) obligate Lender to proceed with the Capital Expenditures Work; or (iv) obligate Lender to demand from Borrower additional sums to complete any Capital Expenditures Work.
     (d) Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties to enter onto the Property (upon prior notice, except in an emergency, during normal business hours and subject to the rights of Tenants under their Leases) to inspect the progress of any Capital Expenditures Work and all materials being used in connection therewith and to examine all plans and shop drawings relating to such Capital Expenditures Work. Borrower shall use commercially reasonable efforts to cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section 6.4.2(d).
     (e) If a disbursement will exceed One Million and No/100 Dollars ($1,000,000), Lender may require an inspection of the Property at Borrower’s expense prior to making a disbursement of Capital Expenditure Funds in order to verify completion of the Capital Expenditures Work for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and may require a certificate of completion by an independent qualified professional architect reasonably acceptable to Lender prior to the disbursement of Capital Expenditure Funds. Borrower shall pay the reasonable, out of pocket costs and expenses actually incurred by Lender in connection with such inspection required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional architect. Any Capital Expenditure Funds remaining after the occurrence of a Defeasance Event or the Debt has been paid in full shall be returned to Borrower.
     (f) In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with Capital Expenditures Work. All such policies shall be in form and amount reasonably satisfactory to Lender.
     Section 6.5 Rollover Funds.
     6.5.1 Deposits of Rollover Funds. (a) Borrower shall make deposits (i) on each Monthly Payment Date commencing on January 6, 2008 and continuing for the next nineteen (19) succeeding Monthly Payment Dates thereafter, an amount equal to $1,000,000 (the “Goldman Reserve Funds”), until such time that the amount of the Goldman Reserve Funds shall be equal to $20,000,000 for costs of tenant improvements or work allowances, leasing commissions and other costs associated with the space currently leased to Goldman Tenant to the Goldman Lease (the “Goldman Space”) and (ii) on each Monthly Payment Date commencing on December 6, 2010 and continuing for the next forty-seven (47) succeeding Monthly Payment Dates thereafter, an amount equal to $1,000,000 (the “Wachovia Reserve Funds”), until such time that the amount of the Wachovia Reserve Funds shall be equal to $48,000,000 for costs of tenant improvements or work allowances, leasing commissions and other costs associated with the space currently leased to Wachovia pursuant to the Wachovia Lease (the “Wachovia Space”). All amounts deposited pursuant to this Section 6.5.1 including the Goldman Reserve Funds and the Wachovia Reserve Funds are referred to herein as the “Rollover Funds” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Rollover Reserve Account”. In lieu of all or any portion of the cash deposits referenced in the preceding sentence, Borrower may satisfy its obligations with respect to the Goldman Reserve Funds and the Wachovia Reserve Funds by delivering to Lender a Qualified Letter of Credit and/or a guarantee of all or any part of the Goldman Reserve Funds and the Wachovia Reserve Funds from a Qualified Equity Holder; provided that such guarantor has a minimum cash liquidity capacity on its balance sheet equal to 2:1 of the amount being guaranteed (a “Qualified Guaranty”) in the form attached hereto as Schedule II. The Qualified Guaranty will be accompanied by a “bring down” of the Nonconsolidation Opinion. In the event that Borrower delivers a Qualified Guaranty for all or any part of the Goldman Reserve Funds and the Wachovia Reserve Funds, the amount of such Qualified Guaranty shall be increased on each Monthly Payment Date by the monthly amount (or portion thereof) required to be delivered to Lender with respect to the Goldman Reserve Funds and the Wachovia Reserve Funds, respectively, for such month less any amounts delivered to Lender in the form of cash or Qualified Letter of Credit with respect to such monthly payment. In no event shall the amount indemnified under the Alteration Indemnity and the amount guaranteed under any Qualified Guaranties, in the aggregate, at any time exceed $40,000,000.00.
     (b) In the event that that Borrower delivers a Qualified Letter of Credit for all or any part of the Goldman Reserve Funds and the Wachovia Reserve Funds, Borrower shall, within 10 days following the Borrower’s receipt of written notice from Lender that such Letter of Credit has ceased to be a Qualified Letter of Credit, either make a deposit into the Rollover Reserve Account in an amount equal to the amount that would then be required to be held in such account had such letter of credit not been posted (and thereafter continue to make monthly deposits as provided herein), in which event such letter of credit delivered to Lender will be returned to Borrower, or deliver to Lender a Qualified Letter of Credit (in each case subject to the requirements set forth in this Section 6.5.1).

     (c) In the event the terms of the Goldman Lease and the Wachovia Lease are extended pursuant to the terms thereof (or replacement Leases are entered into in accordance with the terms of this Agreement) with respect to all or any portion of the Goldman Space and the Wachovia Space, respectively, the aggregate amount of Goldman Reserve Funds and/or the Wachovia Reserve Funds required to be deposited by Borrower hereunder shall be reduced on a pro-rata basis by an amount equal to the Goldman Space and/or Wachovia Space re-let; provided that, with respect to any extension of the Goldman Lease or Wachovia Lease or any new Lease(s) of all or any portion of the Goldman Space and/or Wachovia Space, the portion of the Goldman Reserve Funds and/or the Wachovia Reserve Funds, allocable to such space shall be disbursed to Borrower at the written request of Borrower in accordance with Section 6.5.2 below in respect of leasing commissions and tenant improvement costs incurred by Borrower in connection with extension of the Goldman Lease or Wachovia Lease or any such replacement Lease(s) entered into in accordance with the terms hereof in respect of the applicable space provided no Event of Default is continuing. At such time as all of the Goldman Space and Wachovia Space have been so re-let, provided no Event of Default has occurred and is continuing, the balance of the Goldman Reserve Funds and Wachovia Reserve Funds, as applicable, together with interest thereon, shall be returned to Borrower and any Qualified Letter of Credit and/or Qualified Guaranty with respect to such Reserves shall be cancelled and/or terminated and returned to Borrower.
     (d) If (i) a Major Lease is terminated in whole or in part (whether by buy out, cancellation, default, reduction or otherwise) or any space demised thereunder is surrendered, and Borrower receives any payment, fee or penalty in respect thereof (a “Termination Fee”), then Borrower shall promptly cause such Termination Fee to be deposited into the Rollover Reserve Account. Provided no Event of Default is continuing, Lender shall disburse each Termination Fee (to the extent reserved in the Rollover Reserve Account) to Borrower at the written request of Borrower in accordance with Section 6.5.2 below in respect of leasing commissions and tenant improvement costs incurred by Borrower in connection with a Lease entered into in accordance with the terms hereof and, provided no Event of Default has occurred and is continuing, the remainder of such Termination Fee, if any, shall be remitted to Borrower after Borrower has entered into Leases demising space at the Property having a square footage equal to or greater than the square footage demised under the terminated Major Lease.
     6.5.2 Release of Rollover Funds. Lender shall disburse to Borrower the Rollover Funds upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the tenant improvement costs and leasing commissions to be paid, (b) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (c) if such Lease is subject to Lender’s approval, Lender shall have reviewed and approved the Lease in accordance with the terms hereof in respect of which Borrower is obligated to pay or reimburse certain tenant improvement costs and leasing commissions, (d) if such Lease is subject to Lender’s approval, Lender shall have received and approved (which approval will not be unreasonably withheld) a budget for tenant improvement costs and a schedule of leasing commissions payments and the requested disbursement will be used to pay all or a portion of such costs and payments, (e) Lender shall have received an Officer’s Certificate (i) stating that the tenant improvements (or applicable portion thereof) at the Property to be funded by the requested disbursement have been or, subject to clause (iii) below, performed, in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, such Officer’s Certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required in connection with such tenant improvements or leasing commissions, as applicable, (ii) identifying each Person that supplied materials or labor in connection with the tenant improvements to be funded by the requested disbursement, and (iii) stating that each such Person has been paid in full or will be paid in full upon such disbursement for work completed as of the date identified in such certificate, or in the event that the cost of the tenant improvements to be funded by the requested disbursement is in excess of $250,000 and the underlying contract requires payment before such tenants improvements are fully completed, stating that such Person has been paid in full or will be paid in full for the work performed upon such disbursement for work completed as of the date identified in such certificate, such Officer’s Certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, (f) at Lender’s option, if the cost of any individual disbursement exceeds One Million Dollars ($1,000,000), a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender, (g) as a condition to the final disbursement with respect to a particular Lease, Lender shall have received an estoppel certificate from the applicable tenant stating that (i) all required work is complete and refunds or reimbursements are due Tenant pursuant to its Lease and (ii) such tenant is in occupancy or has taken possession of the demised premises, and (h) Lender shall have received such other evidence as Lender shall reasonably request that the tenant improvements at the Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to disburse Rollover Funds more frequently than once each calendar month unless such requested disbursement is in an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total amount of Rollover Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).
     Section 6.6 Unfunded Obligations Account. (a) On the Closing Date, Borrower has deposited with Lender the sum of Fourteen Million Nine Hundred Twenty-Six Thousand Four Hundred Eighty-Seven and 50/100 Dollars ($14,926,487.50) for the purpose of reserving an amount in respect of Unfunded Obligations more particularly desirable on Schedule VI hereto required to be funded by Borrower with respect to the payment or performance of tenant improvements under that certain Lease dated as of September 16, 1994 with Fried, Frank, Harris, Shriver and Jacobson (the “Fried Frank Lease”) and that certain Lease dated as of August 22, 2005 with Benfield Holdings Inc. (the “Benfield Lease”). Amounts so deposited shall hereinafter be referred to as Borrower’s “Unfunded Obligations Funds” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Unfunded Obligations Account”. Upon Borrower’s satisfactory performance and completion of the Unfunded Obligations, provided no Event of Default has occurred and is continuing, the balance of the Unfunded Obligations Funds, together with interest thereon, shall be returned to Borrower.
     (b) Borrower shall perform the Unfunded Obligations, in a diligent, workmanlike manner, if applicable, and shall complete the same within the respective time periods set forth in the Fried Frank Lease and the Benfield Lease, as applicable. Within five (5) Business Days following the request of Borrower at any time that no Event of Default is continuing (but not more often than once per calendar month), Lender shall cause disbursements from the Unfunded Obligations Account to pay (or, if applicable, to reimburse Borrower) for reasonable costs and expenses incurred in the performance of Unfunded Obligations, provided, that:
     (i) To the extent required under the Fried Frank Lease and the Benfield Lease, as applicable, Borrower shall deliver to Lender invoices evidencing the costs for such disbursements;
     (ii) Borrower shall deliver to Lender an Officer’s Certificate confirming that the amounts requested are due and payable under the Fried Frank Lease and/or the Benfield Lease, as applicable; and
     (iii) Lender may condition the making of a requested disbursement on (1) reasonable evidence establishing that Borrower has applied any amounts previously received by it in accordance with this Section for the expenses to which specific draws made hereunder relate and (2) to the extent required under the Fried Frank Lease or Benfield Lease, as applicable, receipt of partial lien releases and waivers from any contractors, subcontractors and others with respect to amounts for which disbursements have previously been made by Lender under this Section 6.6.
     Section 6.7 Release of Reserve Funds upon Termination of Cash Sweep Period. Upon the occurrence of a Cash Sweep Cure, Lender shall disburse to Borrower the Tax Fund, Insurance Funds and the Capital Expenditure Funds, the Rollover Funds (other than the Goldman Reserve Funds and the Wachovia Reserve Funds) and any other amounts then remaining on deposit in the Accounts (as defined in the Cash Management Agreement).
     Section 6.8 Security Interest in Reserve Funds.
     6.8.1 Grant of Security Interest. Borrower hereby pledges to Lender, and grants a security interest in, any and all monies now or hereafter deposited in the Reserve Funds as additional security for the payment of the Loan. The Reserve Funds shall be held in Lender’s name for the benefit of Borrower, shall be assigned the federal tax identification number of Borrower, and may be commingled with any of Lender’s other funds then being held by the Lender or Servicer. The Reserve Funds shall be held in an interest-bearing Eligible Account in Permitted Investments in accordance with the terms of this Agreement and, during a Cash Sweep Period, pursuant to the provisions of the Cash Management Agreement. Borrower may direct the investment of the Reserve Funds, provided that no Event of Default has occurred and is continuing. Upon the occurrence of an Event of Default, Lender may apply any sums then on deposit in the Reserve Funds to the payment of the Loan in any order in its sole discretion, provided, that, if any Capital Expenditure Funds have not been otherwise applied to amounts payable under the Loan Documents, Borrower shall be entitled to obtain disbursements thereof for life safety purposes to the extent provided in Section 6.4.2. Until expended or applied as above provided, the Reserve Funds shall constitute additional security for the Loan. Lender shall have no obligation to release any of the Reserve Funds while any Event of Default then exists.

     6.8.2 Income Taxes. Interest shall accrue on the Reserve Funds for the benefit and account of Borrower. Borrower shall report on its federal, state and local income tax returns all interest or income earned on the applicable Reserve Funds.
     6.8.3 Prohibition Against Further Encumbrance. Borrower shall not, without the prior consent of Lender, further pledge, assign or grant any security interest in the Reserve Funds or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.
ARTICLE VII
PROPERTY MANAGEMENT.
     Section 7.1 The Management Agreement. (a) Borrower represents, warrants and covenants to Lender that, as of the date hereof, (i) the Property is managed by Borrower and no other Person, (ii) there exists no management or other agreement pursuant to which the Property or any portion thereof is managed, and (iii) any individuals engaged in the management of the Property are (and at all times during which Borrower shall be the Manager shall continue to be) the direct employees or consultants of an Affiliate of Borrower and are directly compensated for their services by Borrower.
     (b) Borrower shall cause the Property to be managed in accordance with any Management Agreement; provided, that, at all times during which Borrower shall be the Manager, Borrower shall manage the Property in a manner consistent with other prudent owners of real estate similar to the Property and in accordance with the terms and provisions of this Agreement. Borrower shall (i) diligently perform and observe all of the terms, covenants and conditions of any Management Agreement on the part of Borrower to be performed and observed, (ii) promptly notify Lender of any notice to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of any Management Agreement on the part of Borrower to be performed and observed, and (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, report and estimate received by it under any Management Agreement as it relates to the Property. If Borrower shall default in the performance or observance of any material term, covenant or condition of any Management Agreement on the part of Borrower to be performed or observed (beyond the expiration of any applicable notice and/or grace periods), then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its obligations hereunder or under such Management Agreement, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of such Management Agreement on the part of Borrower to be performed or observed.
     Section 7.2 Prohibition Against Termination or Modification. Borrower shall not surrender, terminate, cancel, modify, renew, amend or extend any Management Agreement or cause or consent to the surrender, termination, cancellation, modification, renewal amendment or extension (unless such renewal or extension is commercially reasonably), or enter into any other agreement relating to the management or operation of the Property with Manager or any other Person, or consent to the assignment by the Manager of its interest under any Management Agreement, in each case without the express consent of Lender, which consent shall not be unreasonably withheld; provided, however, (i) with respect to a new manager, such new manager shall be a Qualified Manager (and Borrower shall have satisfied each of the conditions set forth in the definition of Qualified Manager which are applicable to such new manager, i.e., delivery of a Rating Agency Confirmation and/or a new or updated Insolvency Opinion, as applicable), and (ii) with respect to a new management agreement, Lender’s consent to such new management agreement may be conditioned upon Borrower delivering a Rating Agency Confirmation as to such new management agreement if a Securitization shall have occurred. If at any time Lender consents to the appointment of a new manager (except in the case where such new manager is Borrower), such new manager and Borrower shall, as a condition of Lender’s consent, execute an Assignment of Management Agreement.
     Section 7.3 Replacement of Manager. In the event that the Property is managed by a Manager after the date hereof, Lender shall have the right to require Borrower to replace such Manager with a Person which is not an Affiliate of, but is chosen by, Borrower and approved by Lender upon the occurrence of any one or more of the following events: (a) at any time following the occurrence of and during the continuance of a monetary Event of Default, (b) a Bankruptcy Action with respect to the Manager and/or (c) if Manager (who is not a Trizec Affiliate) shall be in default under the Management Agreement beyond any applicable notice and cure period.
ARTICLE VIII
TRANSFERS
     Section 8.1 Transfer or Encumbrance of Property. (a) Without the prior written consent of Lender, neither Borrower nor any other Person having an ownership or beneficial interest in Borrower shall (i) directly or indirectly sell, transfer, convey, mortgage, pledge, or assign the Property, any part thereof or any interest therein (including any partnership or any other ownership interest in Borrower); (ii) further encumber, alienate, grant a Lien or grant any other interest in the Property or any part thereof (including any partnership or other ownership interest in Borrower), whether voluntarily or involuntarily; or (iii) enter into any easement or other agreement granting rights in or restricting the use or development of the Property.
     (b) As used in this Article VIII, “transfer” shall include (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if Borrower or any general partner or managing member of Borrower is a corporation, the voluntary or involuntary sale, conveyance or transfer of such corporation’s stock (or the stock of any corporation directly or indirectly Controlling such corporation by operation of law or otherwise) or the creation or issuance of new stock such that such corporation’s stock shall be vested in a party or parties who are not now stockholders or any change in the Control of such corporation; and (iv) if Borrower or any general partner or managing member of Borrower is a limited or general partnership, joint venture or limited liability company, the change, removal, resignation or addition of a general partner, managing partner, limited partner, joint venturer, managing member or member or the transfer of the partnership interest of any general partner, managing partner or limited partner or the transfer of the interest of any joint venture or member.
            (c) Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon Borrower’s sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Property without Lender’s consent. This provision shall apply to every sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Property regardless of whether voluntary or not, or whether or not Lender has consented to any previous sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Property.
            (d) Lender’s consent to one sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Property shall not be deemed to be a waiver of Lender’s right to require such consent to any future occurrence of same. Any sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Property made in contravention of this paragraph shall be null and void and of no force and effect.
            (e) Borrower agrees to bear and shall pay or reimburse Lender on demand for all reasonable expenses (including, without limitation, reasonable attorneys’ fees and disbursements, title search costs and title insurance endorsement premiums) incurred by Lender in connection with the review, approval and documentation of any such sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer.
            (f) Lender shall not withhold its consent to the sale or transfer of the entire Property; provided that the following conditions are satisfied as reasonably determined by Lender:
     (i) no Event of Default or material Default shall have occurred and remain uncured;
     (ii) payment of an assumption fee of $100,000;
     (iii) the proposed transferee (the “Transferee”) is a Permitted Transferee;
     (iv) after such conveyance of the Property, any Manager shall be a Qualified Manager;
     (v) after a Securitization, Lender shall have received a Rating Agency Confirmation as to such transfer;
     (vi) Lender shall have received evidence satisfactory to it (which shall include a legal non-consolidation opinion acceptable to Lender) that the single purpose nature and bankruptcy remoteness of Borrower its shareholders, partners, or members, as the case may be, following such transfers are in accordance with the standards of the Rating Agencies;
     (vii) the Transferee shall have executed and delivered to Lender an assumption agreement in form and substance acceptable to Lender in its reasonable discretion, evidencing such Transferee’s agreement to assume Borrower’s obligations under, abide and be bound by the terms of this Agreement, the Note, the Mortgage and the other Loan Documents after the date of such conveyance, together with such legal opinions, Officer’s Certificates, documents and title insurance endorsements as may be reasonably requested by Lender; and
     (viii) Lender shall have received on or prior to the date of the sale or transfer (A) a rating confirmation fee for each of the Rating Agencies delivering a confirmation pursuant to clause (v) above, which confirmation fees shall be equal to the then customary fees charged by each applicable Rating Agency for such a confirmation and (B) the payment of all reasonable third party costs and expenses actually incurred by Lender and Servicer and all costs and expenses of the Rating Agencies in connection with such assumption.
            Upon satisfaction of each of the conditions set forth in subparagraphs (f)(i)-(viii) above, Lender shall release Borrower from any liability or obligation under the Loan Documents which arises from any act, omission or event that occurs from and after the date of the conveyance of the Property to a Transferee.
            Section 8.2 Transfer of Equity Interests. Notwithstanding the restrictions on transfers set forth in Section 8.1(a) above, the following transfers of ownership interests in the Borrower shall not be deemed to be a violation of such restrictions on transfers (each of the following is a “Permitted Transfer”):
            (a) the transfer of the direct or indirect ownership interests in Borrower to a Permitted Transferee, provided, that, the following conditions are satisfied:
     (i) no Event of Default shall have occurred and be continuing;
     (ii) if, after giving effect to such proposed transfer and all prior transfers, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in Borrower are owned by any Person and/or its Affiliates that owned less than a forty-nine percent (49%) direct or indirect interest in Borrower as of the date of this Agreement, Lender receives a non-consolidation opinion reasonably acceptable to Lender and acceptable to the Rating Agencies in their sole discretion;
     (iii) such transfer shall not affect the single purpose, bankruptcy remote nature of Borrower as required pursuant to this Agreement and in its organizational documents;
     (iv) Borrower shall have paid all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable and actual attorney’s fees) incurred by Lender, Servicer or the Rating Agencies in connection with such transfer; and

     (v) following such transfer, (A) Borrower continues to be Controlled directly or indirectly by a Permitted Transferee and (B) the Property shall continue to be managed by a Qualified Manager; or
            (b) any transfer not otherwise permitted pursuant to clause (a) above of the direct or indirect ownership interests in Borrower to any Person, provided, that, the following conditions are satisfied:
     (i) no Event of Default shall have occurred and be continuing; and
     (ii) if, after giving effect to such proposed transfer and all prior transfers, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in Borrower are owned by any Person and/or its Affiliates that owned less than a forty-nine percent (49%) direct or indirect interest in Borrower as of the date of this Agreement, Lender receives a non-consolidation opinion reasonably acceptable to Lender and acceptable to the Rating Agencies in their sole discretion; and
     (iii) such transfer shall not affect the single purpose, bankruptcy remote nature of Borrower as required hereunder and in its organizational documents; and
     (iv) Borrower shall have paid all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable and actual attorney’s fees) incurred by Lender, Servicer and the Rating Agencies in connection with such transfer; and
     (v) following such transfer, (A) Borrower continues to be Controlled directly or indirectly by a Permitted Transferee (provided that Specified Decisions may be subject to customary approval by a Permitted Transferee if the direct or indirect ownership interests in Borrower are being transferred to a Permitted Transferee), (B) an aggregate of 50.1% or more of the interests in Borrower are owned directly or indirectly by a Permitted Transferee and (C) the Property shall continue to be managed by a Qualified Manager; or
            (c) Transfers of direct or indirect interests in any Qualified Equity Holder shall be permitted.
ARTICLE IX
SALE AND SECURITIZATION OF MORTGAGE
            Section 9.1 Sale of Mortgage and Securitization. (a) Lender shall have the right (i) to sell or otherwise transfer the Loan or any portion thereof as a whole loan, (ii) to sell participation interests in the Loan or (iii) to securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization. (The transactions referred to in clauses (i), (ii) and (iii) shall hereinafter be referred to collectively as “Secondary Market Transactions” and the transaction referred to in clause (iii) shall hereinafter be referred to as a “Securitization”. Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities”).

            (b) If requested by Lender, Borrower shall use commercially reasonable, good faith efforts to assist Lender in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Secondary Market Transactions, including, without limitation, to:
     (i) (A) provide updated financial and other information with respect to the Property, the business operated at the Property, Borrower and the Manager (if any), (B) provide updated budgets relating to the Property and (C) at Lender’s expense, provide updated appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel acceptable to Lender and the Rating Agencies;
     (ii) provide opinions of counsel, at Lender’s expense, which may be relied upon by Lender, the Rating Agencies and their respective counsel, agents and representatives, as to non-consolidation, fraudulent conveyance, and “true sale” or any other opinion customary in Secondary Market Transactions or required by the Rating Agencies with respect to the Property and Borrower and Affiliates, which counsel and opinions shall be satisfactory to Lender and the Rating Agencies;
     (iii) provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made in the Loan Documents and such additional representations and warranties as the Rating Agencies may require;
     (iv) execute such amendments to the Loan Documents and Borrower’s organizational documents reasonably requested by Lender, including, without limitation, amending the Monthly Payment Date, the execution of one or more replacement loan agreements, as may be requested by Lender or the Rating Agencies to effect the Securitization and/or deliver one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan (and such new notes or modified note shall have the same weighted average coupon and amortization of the original note, but such new notes or modified note may change the interest rate, Monthly Payment Date and amortization of the Loan after the occurrence of an Event of Default), and modify the Cash Management Agreement with respect to the newly created components such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum rating levels for the Loan; provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (A) change the interest rate, the stated maturity or the amortization of principal except as set forth above, (B) modify or amend any other material economic term of the Loan or (C) otherwise have a material adverse effect on any of Borrower’s rights and obligations under the Loan Documents; and
     (v) attend management meetings and conduct tours of the Property.

     (c) If, at the time one or more Disclosure Documents are being prepared for a Securitization, Lender expects that Borrower alone or Borrower and one or more affiliates of Borrower collectively, or the Property alone or the Property and any other parcel(s) of real property, together with improvements thereon and personal property related thereto, that is “related”, within the meaning of the definition of Significant Obligor, to the Property (a “Related Property”) collectively, will be a Significant Obligor, Borrower shall furnish to Lender upon request (i) the selected financial data or, if applicable, net operating income, required under Item 1112(b)(1) of Regulation AB and meeting the requirements thereof, if Lender reasonably expects that the principal amount of the Loan, together with any loans made to an affiliate of Borrower or secured by a Related Property that is included in a securitization with the Loan (a “Related Loan”), as of the cut-off date for such securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the securitization or (ii) the financial statements required under Item 1112(b)(2) of Regulation AB and meeting the requirements thereof, if Lender reasonably expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the securitization. Such financial data or financial statements shall be furnished to Lender (A) within thirty (30) Business Days after notice from Lender in connection with the preparation of Disclosure Documents for the securitization, (B) not later than sixty (60) days after the end of each fiscal quarter of Borrower and (C) not later than ninety (90) days after the end of each fiscal year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which a filing pursuant to the Securities Exchange Act of 1934 in connection with or relating to the securitization (an “Exchange Act Filing”) is not required. As used herein, “Regulation AB” shall mean Regulation AB under the Securities Act of 1933 and the Securities Exchange Act of 1934 (as amended). As used herein, “Disclosure Document” shall mean a prospectus, prospectus supplement, private placement memorandum, or similar offering memorandum or offering circular, in each case in preliminary or final form, used to offer securities in connection with a securitization. As used herein, “Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB. Lender shall use commercially reasonable efforts in connection with a Securitization of all or part of the Loan so that Borrower may avoid compliance with Regulation AB.
     (d) If requested by Lender, Borrower shall furnish, or shall cause the applicable tenant to furnish, to Lender financial data and/or financial statements in accordance with Regulation AB (as defined above) for any tenant of any Property if, in connection with a securitization, Lender expects there to be, with respect to such tenant or group of affiliated tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in such securitization such that such tenant or group of affiliated tenants would constitute a Significant Obligor (as defined above); provided, however, that in the event the related lease does not require the related tenant to provide the foregoing information, Borrower shall only be required to use commercially reasonable efforts to cause the applicable tenant to furnish such information.

     (e) At such time (i) the entire principal balance of the Loan has been placed into one or more Securitizations, and (ii) no reports are required to be filed under the Securities Exchange Act of 1934 with respect to any such Securitization that would require provision of any of the financial statements identified in Section 9.1 (c) and (d) (which time is anticipated by Lender to occur following the end of the fiscal year in which the last such Securitization occurs and the provision of the financial statements required by Section 9.1 (c) and (d) for such fiscal year), Borrower shall no longer be required to provide the financial statements required by this Section 9.1 (c) and (d).
     (f) Lender shall reimburse Borrower for all of its reasonable costs and expenses up to an amount not to exceed $5,000 incurred in connection with its cooperation with such Lender pursuant to this Section 9.1, Section 9.3 and Section 11.29 (except that such Lender shall have no obligation to reimburse Borrower with respect to any of the foregoing which Borrower is otherwise required to perform and/or deliver at its cost under another provision of this Agreement).
     Section 9.2 Securitization Indemnification. (a) Borrower understands that information provided to Lender by Borrower and its agents, counsel and representatives may be included in disclosure documents in connection with the Securitization, including, without limitation, an offering circular, a prospectus, prospectus supplement, private placement memorandum or other offering document (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization.
     (b) Borrower shall provide in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an agreement (A) certifying that Borrower has examined such Disclosure Documents specified by Lender and that each such Disclosure Document, as it relates to Borrower, Borrower Affiliates, the Property and Manager (if any), does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 9.2, Lender hereunder shall include its officers and directors), the Affiliate of Lender that has filed the registration statement relating to the Securitization (the “Registration Statement”), each of its directors, each of its officers who have signed the Registration Statement and each Person that Controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lender Group”), and Lender, and any other placement agent or underwriter with respect to the Securitization, each of their respective directors and each Person who Controls Lender or any other placement agent or underwriter within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender, the Lender Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such sections or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such sections or necessary in order to make the statements in such sections, in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse Lender, the Lender Group and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group and the Underwriter Group in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Borrower, operating statements and rent rolls with respect to the Property. This indemnity agreement will be in addition to any liability which Borrower may otherwise have.
     (c) In connection with Exchange Act Filings, Borrower shall (i) indemnify Lender, the Lender Group and the Underwriter Group for Liabilities to which Lender, the Lender Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission or alleged omission to state in the Disclosure Document relating to Borrower, the Property, the Manager (if any), the Principal or the Trizec Affiliates a material fact required to be stated in the Disclosure Document in order to make the statements in the Disclosure Document, in light of the circumstances under which they were made, not misleading and (ii) reimburse Lender, the Lender Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group or the Underwriter Group in connection with defending or investigating the Liabilities; provided, however, that Borrower will be liable in any such case above only to the extent that any such Liability arises out of, or is based upon, any such untrue statement or omission made in the Disclosure Document in reliance upon, and in conformity with, information furnished to Lender by or at the direction of Borrower, any Affiliate of Borrower, any Trizec Affiliate pursuant to the Loan Documents, whether in connection with the preparation of a Disclosure Document, or in connection with the underwriting or closing of the Loan or otherwise, including, without limitation, the financial statements of Borrower and THL and the operating statements and rent rolls with respect to the Property.
     (d) Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 9.2, such indemnified party shall pay for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party. The indemnifying party shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.
     (e) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 9.2(b) or (c) is for any reason held to be unenforceable as to an indemnified party in respect of any losses, claims, damages or liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b) or (c), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) Lender’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.
     (f) The liabilities and obligations of both Borrower and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.
     Section 9.3 Mezzanine Loans. Notwithstanding the provisions of Article IX to the contrary, Borrower covenants and agrees that after the Closing Date and prior to a Securitization, Lender shall have the right to create one or more mezzanine loans (each, a “New Mezzanine Loan”), to establish different interest rates and to reallocate the amortization, and principal balances of the Loan and any New Mezzanine Loan amongst each other and to require the payment of the Loan and any New Mezzanine Loan in such order of priority as may be designated by Lender; provided, that in no event shall the weighted average spread and amortization of the Loan and any New Mezzanine Loan following any such reallocation or modification change from the weighted average spread and amortization for all in effect immediately preceding such reallocation, modification or creation of any New Mezzanine Loan. Borrower shall execute and deliver such documents as shall reasonably be required by Lender as promptly as possible under the circumstances in connection with this Section 9.3, all in form and substance reasonably satisfactory to Lender and the Rating Agencies, including, without limitation, in connection with the creation of any New Mezzanine Loan, a promissory note and loan documents necessary to evidence such New Mezzanine Loan, and Borrower shall execute such amendments to the Loan Documents as are necessary in connection with the creation of such New Mezzanine Loan. In addition, Borrower shall cause the formation of one or more special purpose, bankruptcy remote entities as required by Lender in order to serve as the borrower under any New Mezzanine Loan (each, a “New Mezzanine Borrower”) and the applicable organizational documents of Borrower shall be amended and modified as necessary or required in the formation of any New Mezzanine Borrower. Further, in connection with any New Mezzanine Loan, Borrower shall deliver to Lender opinions of legal counsel with respect to due execution, authority and enforceability of the New Mezzanine Loan and the Loan Documents, as amended and an additional Insolvency Opinion for the Loan and a substantive non-consolidation opinion with respect to any New Mezzanine Loan, each as reasonably acceptable to Lender, prospective investors and/or the Rating Agencies.
ARTICLE X
DEFAULTS
     Section 10.1 Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):
     (i) if (A) any monthly installment of principal and/or interest due under the Note is not paid when due or (B) the payment due on the Maturity Date is not paid when due or (C) any other portion of the Debt is not paid when due and such non-payment continues for five (5) days following notice to Borrower that the same is due and payable;
     (ii) if any of the Taxes or Other Charges are not paid when due subject, however, to the provisions of Section 4.1.2;
     (iii) if the Policies are not kept in full force and effect;
     (iv) if Borrower breaches or permits or suffers a breach of Article 6 of the Mortgage and same is not cured within five (5) Business Days after notice thereof from Lender;
     (v) if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made and same is not cured within five (5) Business Days after notice thereof from Lender;
     (vi) if Borrower, any SPC Party or any Principal shall make an assignment for the benefit of creditors;
     (vii) reserved;
     (viii) if a receiver, liquidator or trustee shall be appointed for Borrower or any Principal or if Borrower or any Principal shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or any Principal, or if any proceeding for the dissolution or liquidation of Borrower or any Principal shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or any Principal, upon the same not being discharged, stayed or dismissed within sixty (60) days or if an order for relief is entered;
     (ix) if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
     (x) a default under any agreement creating a Lien or encumbrance on the Property, subject to Borrower’s right to contest such Lien or encumbrance in strict accordance with the terms of the Loan Documents;
     (xi) if any of the assumptions contained in the Insolvency Opinion, or in any other non-consolidation opinion delivered to Lender in connection with the Loan, or in any other non-consolidation delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect; provided, however, such assumption which has become untrue in such material respect (an “Untrue Material Assumption”) shall not constitute an Event of Default in the event that (1) such Untrue Material Assumption is not intentional, (2) such Untrue Material Assumption is immaterial, (3) such Untrue Material Assumption shall be remedied within a timely manner and (4) within fifteen (15) Business Days of the request of Lender, Borrower delivers to Lender an additional Insolvency Opinion, or a modification of the Insolvency Opinion, to the effect that such Untrue Material Assumption shall not in any way impair, negate or adversely change the opinions rendered in the Insolvency Opinion, which opinion or modification and any counsel delivering such opinion or modification shall be acceptable to Lender in its reasonable discretion;
     (xii) if Borrower breaches any representation, warranty or covenant contained in Section 3.1.24 hereof; provided, however, such violation or breach shall not constitute an Event of Default in the event that (1) such violation or breach is not intentional, (2) such violation or breach is immaterial, (3) such violation or breach shall be remedied within a timely manner and (4) within fifteen (15) Business Days of the request of Lender, Borrower delivers to Lender an additional Insolvency Opinion, or a modification of the Insolvency Opinion, to the effect that such breach or violation shall not in any way impair, negate or adversely change the opinions rendered in the Insolvency Opinion, which opinion or modification and any counsel delivering such opinion or modification shall be acceptable to Lender in its reasonable discretion;
     (xiii) if Borrower breaches any of the negative covenants contained in Section 4.2.10;
     (xiv) if Borrower or any owner of Borrower violates any of the covenants set forth in Section 8.1 or 8.2 hereof and same is not cured within five (5) Business Days after notice thereof from Lender; or
     (xv) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not specified in subsections (i) to (xiv) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided, further, that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days.
            (b) Upon the occurrence of an Event of Default (other than an Event of Default described in Section 10.1(a)(vi), (vii) or (viii) above) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in Section 10.1(a)(vi), (vii) or (viii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.
            Section 10.2 Remedies. (a) During the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.
            (b) Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Mortgage to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of sums secured by the Mortgage and not previously recovered.
     (c) Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Except as may be required in connection with a Securitization pursuant to Section 9.1 hereof, (i) Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, and (ii) the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.
     (d) Any amounts recovered from the Property or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.
     Section 10.3 Right to Cure Defaults. After the occurrence of an Event of Default, Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary. Lender is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by law), with interest as provided in this Section 10.3, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand. All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred into the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefore.
     Section 10.4 Remedies Cumulative. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.
ARTICLE XI
MISCELLANEOUS
     Section 11.1 Successors and Assigns. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.
     Section 11.2 Lender’s Discretion. Whenever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Prior to a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove, or any arrangement or term is to be satisfactory to the Rating Agencies, or the requirement for delivery of a Rating Agency Confirmation exists, the decision of Lender (a) to approve or disapprove, (b) to decide whether arrangements or terms are satisfactory or not satisfactory or (c) to determine whether it is reasonably likely that a Rating Agency Confirmation would be issued, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefore.
     Section 11.3 Governing Law. (A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE

GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
     (B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER AND LENDER WAIVE ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER AND LENDER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:
     CORPORATION SERVICE COMPANY
     80 STATE STREET
     ALBANY, NEW YORK 12207
     AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER, IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT

CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.
     Section 11.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.
     Section 11.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Lender shall have the right to waive or reduce any time periods that Lender is entitled to under the Loan Documents in its sole and absolute discretion.
     Section 11.6 Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted, or desired to be given hereunder shall be in writing sent by telefax (with answer back acknowledged) or by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or reputable overnight courier addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 11.6. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the date of sending by telefax if sent during business hours on a Business Day (otherwise on the next Business Day), (c) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (d) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to Goldman:	Goldman Sachs Commercial Mortgage Capital
c/o Goldman Sachs & Co.
85 Broad Street
New York, NY 10004
Attention: J. Theodore Borter
Facsimile No.: (212) 346-3594

with a copy to:	Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attention: Fredric L. Altschuler, Esq.
Facsimile No. (212) 504-6666

If to Lehman:	Lehman Brothers Bank FSB
1000 West Street, Suite 200
Wilmington, Delaware 19801
Attention: Jeffrey R. Peltier
Facsimile No.: (646) 758-3128

with a copy to:	Lehman Brothers Holdings Inc.
399 Park Avenue, 8th Floor
New York, New York 10022
Attention: Jeffrey R. Peltier
Facsimile No.: (646) 758-3128

with a copy to:	Cadwalader, Wickersham & Taft LLP
100 Maiden Lane
New York, New York 10038
Attention: Fredric L. Altschuler, Esq.
Facsimile No. (212) 504-6666

If to Borrower:	Trizechahn One NY Plaza, LLC
c/o Trizec Properties, Inc.
10 South Riverside Plaza, Suite 1100
Chicago, Illinois 60606
Attention: Finance Department
Facsimile No.: (866) 728-6454

with a copy to:	DLA Piper Rudnick Gray Cary US LLP
203 North LaSalle Street
Chicago, Illinois 60601
Attention: James L. Beard, Esq.
Facsimile No.: (312) 236-7516
     Section 11.7 Trial by Jury. BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE

ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.
     Section 11.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
     Section 11.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     Section 11.10 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
     Section 11.11 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.
     Section 11.12 Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.
     Section 11.13 Expenses; Indemnity. (a) Except as expressly provided herein, Borrower shall pay or, if Borrower fails to pay, reimburse Lender upon receipt of notice from Lender, for all reasonable out of pocket costs and expenses (including reasonable attorneys’ fees and disbursements) actually incurred by Lender in connection with (i) Borrower’s ongoing performance of and compliance with Borrower’s agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the

Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements (but expressly excluding Lender’s ordinary internal administrative costs and expenses and costs and expenses incurred by Lender in the day-to-day administration of the Loan prior to the occurrence of an Event of Default); (ii) Lender’s ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date (but expressly excluding Lender’s ordinary internal administrative costs and expenses and costs and expenses incurred by Lender in the day-to-day administration of the Loan prior to the occurrence of an Event of Default); (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (iv) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred, in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (v) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation or otherwise, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (vi) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any costs due and payable to Lender may be paid to Lender pursuant to the Cash Management Agreement.
     (b) Borrower shall indemnify, defend and hold harmless Lender and its officers, directors, agents, employees (and the successors and assigns of the foregoing) (the “Lender Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for the Lender Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Lender Indemnitees shall be designated a party thereto), that may be imposed on, incurred by, or asserted against the Lender Indemnitees in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to the Lender Indemnitees hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of the Lender Indemnitees. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Lender Indemnitees.

     Section 11.14 Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
     Section 11.15 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
     Section 11.16 No Joint Venture or Partnership; No Third Party Beneficiaries. (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy in common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.
     (b) This Agreement and the other Loan Documents are solely for the benefit of Lender and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.
     Section 11.17 Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender or any of its Affiliates shall be subject to the prior written approval of Lender. All news releases, publicity or advertising by Lender or its Affiliates through any media intended to reach the general public which refers to the Loan, the Property, Borrower, any Trizec Affiliate shall be subject to the prior approval of Borrower (other than any information and disclosure in connection with or in furtherance of any actual or proposed Secondary Market Transaction, and other than any standard so-called “tombstone” announcements referring to the financing evidenced by the Loan Documents).
     Section 11.18 Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.
     Section 11.19 Waiver of Offsets/Defenses/Counterclaims. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents.
     Section 11.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.
     Section 11.21 Brokers and Financial Advisors. Each of Borrower and Lender hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Each of Borrower and Lender shall indemnify, defend and hold the other party harmless from and against any and all claims, liabilities, costs and expenses of any kind (including reasonable attorneys’ fees and expenses actually incurred) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 11.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.
     Section 11.22 Exculpation. (a) Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this

Agreement, the Mortgage and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents, Net Proceeds and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Mortgage or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably and actually incurred) arising out of or in connection with and Borrower shall be personally liable for the following:
     (i) fraud or intentional misrepresentation by Borrower or any guarantor in connection with the Loan;
     (ii) the gross negligence or willful misconduct of Borrower;
     (iii) the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or in the Mortgage concerning environmental laws, hazardous substances and asbestos and any indemnification of Lender with respect thereto in either document;
     (iv) the misappropriation, removal or disposal of any portion of the Property in violation of the terms of the Loan Documents;
     (v) the misapplication or conversion by Borrower of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Property, or (C) any Rents following an Event of Default or any Rents collected for more than one month in advance to the extent such Rents or any other payments in respect of the Leases and other income of the Property or any other collateral are not applied to the costs of maintenance and operation of the Property and to the payment of taxes, lien claims, insurance premiums, Debt Service and other amounts due under the Loan Documents;

     (vi) failure to pay charges for labor or materials or other charges that can create Liens on any portion of the Property other than Liens specifically permitted by the terms of this Agreement and the other Loan Documents;
     (vii) any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;
     (viii) Borrower’s indemnification of Lender set forth in Section 9.2 hereof;
     (ix) Borrower’s failure to maintain insurance as required by this Agreement or to pay any taxes or assessments affecting the Property;
     (x) any intentional damage or destruction to the Property caused by the acts or omissions of Borrower, its agents, employees, or contractors;
     (xi) any failure of Borrower to maintain its status as a single purpose entity as required by, and in accordance with, the terms hereof; or
     (xii) Borrower’s commission of a criminal act.
     (b) Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that: (i) the first full monthly payment of interest under the Note is not paid when due; (ii) Borrower fails to permit on-site inspections of the Property, fails to provide financial information, fails to maintain its status as a single purpose entity or fails to appoint a new property manager upon the request of Lender after an Event of Default, each as required by, and in accordance with the terms and provisions of, this Agreement and the Mortgage; (iii) Borrower fails to obtain Lender’s prior consent to any subordinate financing or other voluntary Lien encumbering the Property; (iv) Borrower fails to obtain Lender’s prior consent to any assignment, transfer, or conveyance of the Property or any interest therein as required by the Mortgage or this Agreement; (v) Borrower files a voluntary petition under the Bankruptcy code or any other Federal or state bankruptcy or insolvency law; (vi) an Affiliate, officer, director, or representative which controls, directly or indirectly, Borrower files, or joins in the filing of, an involuntary petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any Person; (vii) Borrower files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person; (viii) any Affiliate, officer, director, or representative which controls Borrower consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Property; or (ix) Borrower makes an assignment for the benefit of creditors, or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.
     Section 11.23 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.
     Section 11.24 Servicer. (a) At the option of Lender, the Loan may be serviced by a servicer (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Servicer shall be entitled to reimbursement of reasonable out of pocket costs and expenses actually incurred as and to the same extent (but without duplication) as Lender is entitled thereto under the applicable provisions of this Agreement and the other Loan Documents.
     (b) Upon notice thereof from Lender, Servicer shall have the right to exercise all rights of Lender and enforce all obligations of Borrower pursuant to the provisions of this Agreement, the Note and the other Loan Documents.
     (c) Provided Borrower shall have been given notice of Servicer’s address by Lender, Borrower shall deliver to Servicer duplicate originals of all notices and other instruments which Borrower may or shall be required to deliver to Lender pursuant to this Agreement, the Note and the other Loan Documents (and no delivery of such notices or other instruments by Borrower shall be of any force or effect unless delivered to Lender and Servicer as provided above).
     (d) Notwithstanding anything to the contrary contained herein or in any other Loan Documents, if the Loan is subject to multiple Securitizations, Borrower shall only be required to deal with one primary Servicer with respect to any consents, approvals, notices, required from, or to, Lender pursuant to the Loan Documents (it being understood that such primary Servicer may need to consult with other Persons that hold a portion of Lender’s rights and obligations under the Loan or with the Rating Agencies in connection with any such consent, approval or notice). Lender may replace such primary Servicer with another single primary Servicer at any time in Lender’s sole discretion. Lender agrees that promptly after the date hereof it shall appoint such primary Servicer.
     Section 11.25 Joint and Several Liability. If more than one Person has executed this Agreement as “Borrower,” the representations, covenants, warranties and obligations of all such Persons hereunder shall be joint and several.
     Section 11.26 Creation of Security Interest. Notwithstanding any other provision set forth in this Agreement, the Note, the Mortgage or any of the other Loan Documents, Lender may at any time create a security interest in all or any portion of its rights under this Agreement, the Note, the Mortgage and any other Loan Document (including, without limitation, the advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.
     Section 11.27 Assignments and Participations. (a) The Lender may assign to one or more Persons all or a portion of its rights and obligations under this Loan Agreement.
     (b) Upon such execution and delivery, from and after the effective date specified in such Assignment and Acceptance, the assignee thereunder shall be a party hereto and have the rights and obligations of Lender hereunder.
     (c) Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.27, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to Borrower or any of its Affiliates or to any aspect of the Loan that has been furnished to the Lender by or on behalf of Borrower or any of its Affiliates.
     Section 11.28 Set-Off. In addition to any rights and remedies of Lender provided by this Loan Agreement and by law, the Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder and after the expiration of any applicable notice and/or cure period (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrower. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.
     Section 11.29 Component Notes. (a) Prior to the last Securitization, Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right at any time to require Borrower to execute and deliver “component” notes (including senior and junior notes) in replacement of the Note or re-size the Notes as evidence of the Loan, which notes may be paid in such order of priority as may be designated by Lender, provided that (i) the aggregate principal amount of such “component” notes and/or resized notes shall equal the outstanding principal balance of the Loan immediately prior to the creation of such “component” notes and/or re-sized notes, (ii) the weighted average interest rate of all such “component” notes and/or re-sized notes shall on the date created equal the interest rate which was applicable to the Loan immediately prior to the creation of such “component” notes and/or re-sized notes, (iii) the debt service payments and the amortization on all such “component” notes and/or re-sized notes shall on the date created equal the debt service payment which was due under the Loan immediately prior to the creation of such component notes and/or re-sized notes and (iv) the other terms and provisions of each of the “component” notes and/or resized notes shall be identical in substance and substantially similar in form to the Loan Documents. Subject to the next paragraph of this Section, at Borrower’s cost and expense, Borrower shall cooperate with all reasonable requests of Lender in order to establish the “component” notes and/or re-sized notes and shall execute and deliver such documents as shall reasonably be required by Lender and any Rating Agency in connection therewith, all in form and substance reasonably satisfactory to Lender and satisfactory to any Rating Agency, including, without limitation, the severance of security documents if requested. In the event Borrower fails to execute and deliver such documents to Lender within five (5) Business Days following such request by Lender, Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such transactions, Borrower ratifying all that such attorney shall do by virtue thereof.
     (b) Lender shall reimburse Borrower for all of its reasonable costs and expenses (including Borrower’s legal fees) in an amount not to exceed $5,000) incurred in connection with its cooperation with Lender pursuant to this Section 11.29, Section 9.3 and Section 9.1 (except that Lender shall have no obligation to reimburse Borrower with respect to any of the foregoing which Borrower is otherwise required to perform and/or deliver at its cost under another provision of this Agreement).
     (c) It shall be an Event of Default under this Agreement, the Note, the Mortgage and the other Loan Documents if Borrower fails to comply with any of the terms, covenants or conditions of this Section 11.29 within ten (10) Business Days of notice thereof.
     Section 11.30 Approvals; Third Parties; Conditions. All approval rights retained or exercised by Lender with respect to Leases, contracts, plans, studies and other matters are solely to facilitate Lender’s credit underwriting, and shall not be deemed or construed as a determination that Lender has passed on the adequacy thereof for any other purpose and may not be relied upon by Borrower or any other Person. This Agreement is for the sole and exclusive use of Lender and Borrower and may not be enforced, nor relied upon, by any Person other than Lender and Borrower. All conditions of the obligations of Lender hereunder, including the obligation to make advances, if any, are imposed solely and exclusively for the benefit of Lender, its successors and assigns, and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that Lender will refuse to make advances in the absence of strict compliance with any or all of such conditions, and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Lender at any time in Lender’s sole discretion.
     Section 11.31 Limitation on Liability of Lender’s Officers, Employees, etc. Any obligation or liability whatsoever of Lender which may arise at any time under this Agreement or any other Loan Document shall be satisfied, if at all, out of Lender’s interest in the Property only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of Lender’s shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.
[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER: TRIZECHAHN ONE NY PLAZA LLC, a Delaware limited liability company
By:	/s/ Patrick L. Aldrich
	Name:	Patrick L. Aldrich
	Title:	Assistant Treasurer

LENDER: GOLDMAN SACHS COMMERCIAL MORTGAGE CAPITAL, a Delaware limited partnership
By:	/s/ Andy Reiken
	Name:	Andy Reiken
	Title:	Director

LEHMAN BROTHERS BANK FSB, a federal stock savings bank
By:	/s/ Charlene Thomas
	Name:	Charlene Thomas
	Title:	Vice President

SCHEDULE I
(RENT ROLL)
[Intentionally Omitted]

SCHEDULE II
FORM OF QUALIFIED GUARANTY
[Intentionally Omitted]

SCHEDULE III
PROPERTY OWNERSHIP STRUCTURE
[Intentionally Omitted]

SCHEDULE IV
FORM OF SUBORDINATION, NON-DISTURBANCE
AND ATTORNMENT AGREEMENT
[Intentionally Omitted]

SCHEDULE V
AMORTIZATION SCHEDULE

Whole Loan
Loan Amt	400,000,000
Gross Cpn	5.4995%
Day Count	1	( 1 = Actual/360, 2 = 30/360)
Loan Term	120
Amort Term	300
Mthly Pmt	$2,456,230.53
1st Payment	4/6/2006
IO Period	36
Closing Date	3/1/2006

Period	Pmt Date	Days	Interest	Principal	Total Payment	Ending Balance

0	03/06/06	5	305,527.78		305,527.78	400,000,000.00
1	04/06/06	31	1,894,272.22	—	1,894,272.22	400,000,000.00
2	05/06/06	30	1,833,166.67	—	1,833,166.67	400,000,000.00
3	06/06/06	31	1,894,272.22	—	1,894,272.22	400,000,000.00
4	07/06/06	30	1,833,166.67	—	1,833,166.67	400,000,000.00
5	08/06/06	31	1,894,272.22	—	1,894,272.22	400,000,000.00
6	09/06/06	31	1,894,272.22	—	1,894,272.22	400,000,000.00
7	10/06/06	30	1,833,166.67	—	1,833,166.67	400,000,000.00
8	11/06/06	31	1,894,272.22	—	1,894,272.22	400,000,000.00
9	12/06/06	30	1,833,166.67	—	1,833,166.67	400,000,000.00
10	01/06/07	31	1,894,272.22	—	1,894,272.22	400,000,000.00
11	02/06/07	31	1,894,272.22	—	1,894,272.22	400,000,000.00
12	03/06/07	28	1,710,955.56	—	1,710,955.56	400,000,000.00
13	04/06/07	31	1,894,272.22	—	1,894,272.22	400,000,000.00
14	05/06/07	30	1,833,166.67	—	1,833,166.67	400,000,000.00
15	06/06/07	31	1,894,272.22	—	1,894,272.22	400,000,000.00
16	07/06/07	30	1,833,166.67	—	1,833,166.67	400,000,000.00
17	08/06/07	31	1,894,272.22	—	1,894,272.22	400,000,000.00
18	09/06/07	31	1,894,272.22	—	1,894,272.22	400,000,000.00
19	10/06/07	30	1,833,166.67	—	1,833,166.67	400,000,000.00
20	11/06/07	31	1,894,272.22	—	1,894,272.22	400,000,000.00
21	12/06/07	30	1,833,166.67	—	1,833,166.67	400,000,000.00
22	01/06/08	31	1,894,272.22	—	1,894,272.22	400,000,000.00
23	02/06/08	31	1,894,272.22	—	1,894,272.22	400,000,000.00
24	03/06/08	29	1,772,061.11	—	1,772,061.11	400,000,000.00
25	04/06/08	31	1,894,272.22	—	1,894,272.22	400,000,000.00
26	05/06/08	30	1,833,166.67	—	1,833,166.67	400,000,000.00
27	06/06/08	31	1,894,272.22	—	1,894,272.22	400,000,000.00
28	07/06/08	30	1,833,166.67	—	1,833,166.67	400,000,000.00
29	08/06/08	31	1,894,272.22	—	1,894,272.22	400,000,000.00
30	09/06/08	31	1,894,272.22	—	1,894,272.22	400,000,000.00
31	10/06/08	30	1,833,166.67	—	1,833,166.67	400,000,000.00
Schedule V-1

Period	Pmt Date	Days	Interest	Principal	Total Payment	Ending Balance

32	11/06/08	31	1,894,272.22	—	1,894,272.22	400,000,000.00
33	12/06/08	30	1,833,166.67	—	1,833,166.67	400,000,000.00
34	01/06/09	31	1,894,272.22	—	1,894,272.22	400,000,000.00
35	02/06/09	31	1,894,272.22	—	1,894,272.22	400,000,000.00
36	03/06/09	28	1,710,955.56	—	1,710,955.56	400,000,000.00
37	04/06/09	31	1,894,272.22	561,958.31	2,456,230.53	399,438,041.69
38	05/06/09	30	1,830,591.26	625,639.27	2,456,230.53	398,812,402.42
39	06/06/09	31	1,888,648.14	567,582.39	2,456,230.53	398,244,820.03
40	07/06/09	30	1,825,122.82	631,107.71	2,456,230.53	397,613,712.32
41	08/06/09	31	1,882,971.53	573,259.00	2,456,230.53	397,040,453.32
42	09/06/09	31	1,880,256.75	575,973.78	2,456,230.53	396,464,479.54
43	10/06/09	30	1,816,963.67	639,266.86	2,456,230.53	395,825,212.68
44	11/06/09	31	1,874,501.76	581,728.77	2,456,230.53	395,243,483.91
45	12/06/09	30	1,811,367.95	644,862.58	2,456,230.53	394,598,621.33
46	01/06/10	31	1,868,693.02	587,537.51	2,456,230.53	394,011,083.82
47	02/06/10	31	1,865,910.63	590,319.90	2,456,230.53	393,420,763.92
48	03/06/10	28	1,682,813.60	773,416.93	2,456,230.53	392,647,346.99
49	04/06/10	31	1,859,452.41	596,778.12	2,456,230.53	392,050,568.87
50	05/06/10	30	1,796,735.09	659,495.44	2,456,230.53	391,391,073.43
51	06/06/10	31	1,853,503.10	602,727.43	2,456,230.53	390,788,346.00
52	07/06/10	30	1,790,950.42	665,280.11	2,456,230.53	390,123,065.89
53	08/06/10	31	1,847,498.22	608,732.31	2,456,230.53	389,514,333.58
54	09/06/10	31	1,844,615.46	611,615.07	2,456,230.53	388,902,718.51
55	10/06/10	30	1,782,308.75	673,921.78	2,456,230.53	388,228,796.73
56	11/06/10	31	1,838,527.56	617,702.97	2,456,230.53	387,611,093.76
57	12/06/10	30	1,776,389.34	679,841.19	2,456,230.53	386,931,252.57
58	01/06/11	31	1,832,382.81	623,847.72	2,456,230.53	386,307,404.85
59	02/06/11	31	1,829,428.47	626,802.06	2,456,230.53	385,680,602.79
60	03/06/11	28	1,649,705.93	806,524.60	2,456,230.53	384,874,078.19
61	04/06/11	31	1,822,640.69	633,589.84	2,456,230.53	384,240,488.35
62	05/06/11	30	1,760,942.14	695,288.39	2,456,230.53	383,545,199.96
63	06/06/11	31	1,816,347.55	639,882.98	2,456,230.53	382,905,316.98
64	07/06/11	30	1,754,823.16	701,407.37	2,456,230.53	382,203,909.61
65	08/06/11	31	1,809,995.62	646,234.91	2,456,230.53	381,557,674.70
66	09/06/11	31	1,806,935.26	649,295.27	2,456,230.53	380,908,379.43
67	10/06/11	30	1,745,671.36	710,559.17	2,456,230.53	380,197,820.26
68	11/06/11	31	1,800,495.42	655,735.11	2,456,230.53	379,542,085.15
69	12/06/11	30	1,739,409.75	716,820.78	2,456,230.53	378,825,264.37
70	01/06/12	31	1,793,995.44	662,235.09	2,456,230.53	378,163,029.28
71	02/06/12	31	1,790,859.30	665,371.23	2,456,230.53	377,497,658.05
72	03/06/12	29	1,672,372.30	783,858.23	2,456,230.53	376,713,799.82
73	04/06/12	31	1,783,996.22	672,234.31	2,456,230.53	376,041,565.51
74	05/06/12	30	1,723,367.16	732,863.37	2,456,230.53	375,308,702.14
75	06/06/12	31	1,777,342.12	678,888.41	2,456,230.53	374,629,813.73
76	07/06/12	30	1,716,897.22	739,333.31	2,456,230.53	373,890,480.42
77	08/06/12	31	1,770,625.88	685,604.65	2,456,230.53	373,204,875.77
78	09/06/12	31	1,767,379.07	688,851.46	2,456,230.53	372,516,024.31
79	10/06/12	30	1,707,209.90	749,020.63	2,456,230.53	371,767,003.68
80	11/06/12	31	1,760,569.77	695,660.76	2,456,230.53	371,071,342.92

Schedule V-2

Period	Pmt Date	Days	Interest	Principal	Total Payment	Ending Balance

81	12/06/12	30	1,700,589.04	755,641.49	2,456,230.53	370,315,701.43
82	01/06/13	31	1,753,696.87	702,533.66	2,456,230.53	369,613,167.77
83	02/06/13	31	1,750,369.89	705,860.64	2,456,230.53	368,907,307.13
84	03/06/13	28	1,577,960.02	878,270.51	2,456,230.53	368,029,036.62
85	04/06/13	31	1,742,867.95	713,362.58	2,456,230.53	367,315,674.04
86	05/06/13	30	1,683,377.12	772,853.41	2,456,230.53	366,542,820.63
87	06/06/13	31	1,735,829.71	720,400.82	2,456,230.53	365,822,419.81
88	07/06/13	30	1,676,533.66	779,696.87	2,456,230.53	365,042,722.94
89	08/06/13	31	1,728,725.72	727,504.81	2,456,230.53	364,315,218.13
90	09/06/13	31	1,725,280.49	730,950.04	2,456,230.53	363,584,268.09
91	10/06/13	30	1,666,276.40	789,954.13	2,456,230.53	362,794,313.96
92	11/06/13	31	1,718,077.98	738,152.55	2,456,230.53	362,056,161.41
93	12/06/13	30	1,659,273.22	796,957.31	2,456,230.53	361,259,204.10
94	01/06/14	31	1,710,808.19	745,422.34	2,456,230.53	360,513,781.76
95	02/06/14	31	1,707,278.11	748,952.42	2,456,230.53	359,764,829.34
96	03/06/14	28	1,538,854.08	917,376.45	2,456,230.53	358,847,452.89
97	04/06/14	31	1,699,386.91	756,843.62	2,456,230.53	358,090,609.27
98	05/06/14	30	1,641,099.42	815,131.11	2,456,230.53	357,275,478.16
99	06/06/14	31	1,691,942.53	764,288.00	2,456,230.53	356,511,190.16
100	07/06/14	30	1,633,861.08	822,369.45	2,456,230.53	355,688,820.71
101	08/06/14	31	1,684,428.63	771,801.90	2,456,230.53	354,917,018.81
102	09/06/14	31	1,680,773.62	775,456.91	2,456,230.53	354,141,561.90
103	10/06/14	30	1,623,001.27	833,229.26	2,456,230.53	353,308,332.64
104	11/06/14	31	1,673,155.40	783,075.13	2,456,230.53	352,525,257.51
105	12/06/14	30	1,615,593.88	840,636.65	2,456,230.53	351,684,620.86
106	01/06/15	31	1,665,466.02	790,764.51	2,456,230.53	350,893,856.35
107	02/06/15	31	1,661,721.21	794,509.32	2,456,230.53	350,099,347.03
108	03/06/15	28	1,497,511.06	958,719.47	2,456,230.53	349,140,627.56
109	04/06/15	31	1,653,418.48	802,812.05	2,456,230.53	348,337,815.51
110	05/06/15	30	1,596,403.18	859,827.35	2,456,230.53	347,477,988.16
111	06/06/15	31	1,645,544.75	810,685.78	2,456,230.53	346,667,302.38
112	07/06/15	30	1,588,747.36	867,483.17	2,456,230.53	345,799,819.21
113	08/06/15	31	1,637,597.48	818,633.05	2,456,230.53	344,981,186.16
114	09/06/15	31	1,633,720.70	822,509.83	2,456,230.53	344,158,676.33
115	10/06/15	30	1,577,250.53	878,980.00	2,456,230.53	343,279,696.33
116	11/06/15	31	1,625,662.98	830,567.55	2,456,230.53	342,449,128.78
117	12/06/15	30	1,569,415.82	886,814.71	2,456,230.53	341,562,314.07
118	01/06/16	31	1,617,530.01	838,700.52	2,456,230.53	340,723,613.55
119	02/06/16	31	1,613,558.19	842,672.34	2,456,230.53	339,880,941.21
120	03/06/16	29	1,505,724.50	339,880,941.21	341,386,665.71	—

Schedule V-3

SCHEDULE VI
UNFUNDED OBLIGATIONS
[Intentionally Omitted]

SCHEDULE VII
ASSIGNMENT OF MANAGEMENT AGREEMENT AND
SUBORDINATION OF MANAGEMENT FEES
[Intentionally Omitted]

SCHEDULE VIII
FORM OF MATERIAL ALTERATION INDEMNITY AGREEMENT
[Intentionally Omitted]